UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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Applied Micro Circuits Corporation
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INVITATION TO 2013 ANNUAL MEETING OF STOCKHOLDERS
DATE: Tuesday, August 27, 2013
TIME: 10:00 a.m.
PLACE: Applied Micro Circuits Corporation’s Corporate Headquarters
215 Moffett Park Drive, Sunnyvale, California 94089
July 17, 2013
Dear Stockholders:
I am pleased to invite you to join me at the Annual Meeting of Stockholders of Applied Micro Circuits Corporation on August 27, 2013. At the annual meeting, we will ask you to elect Cesar Cesaratto, H.K. Desai, Paul Gray, Fred Shlapak, Robert Sproull, Duston Williams and me as directors of your company and to ratify the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2014. You will also be asked to provide your annual advisory vote on the Company’s executive compensation, as described in the Proxy Statement.
In addition to the formal items of business, at the annual meeting I will be available to review our major developments over the past several months and share with you our plans for the future. You will have the opportunity to ask questions and express your views to our senior management. Members of the Board of Directors will also be present.
Whether or not you are able to attend the annual meeting in person, it is important that your shares be represented. We have provided in the accompanying proxy statement instructions on how to vote your shares. Please vote as soon as possible.
Sincerely yours,

Dr. Paramesh Gopi
President and Chief Executive Officer

APPLIED MICRO CIRCUITS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 27, 2013

To the Stockholders of Applied Micro Circuits Corporation:
The annual meeting of stockholders of Applied Micro Circuits Corporation will be held at our corporate headquarters located at 215 Moffett Park Drive, Sunnyvale, California 94089, on Tuesday, August 27, 2013, at 10:00 a.m., local time, for the following purposes:
1. To elect the seven nominees for director named in the Proxy Statement accompanying this Notice.
2. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2014.
3. To provide an advisory vote to approve executive compensation, as described in the Proxy Statement accompanying this Notice.
4. To conduct any other business properly brought before the annual meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the annual meeting is July 1, 2013. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
By Order of the Board of Directors

L. William Caraccio
Secretary

Sunnyvale, California
July 17, 2013
IMPORTANT
YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE ON THE INTERNET AS INSTRUCTED IN THESE MATERIALS, OR, IF YOU REQUESTED AND RECEIVED A PRINTED COPY OF THIS PROXY STATEMENT, COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED RETURN ENVELOPE OR VOTE OVER THE TELEPHONE AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY CARD ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.
THANK YOU FOR ACTING PROMPTLY.

APPLIED MICRO CIRCUITS CORPORATION

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 27, 2013

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why are these materials being made available to me?
Applied Micro Circuits Corporation (sometimes referred to as “AppliedMicro” or the “Company”) is making these proxy materials available to you because our Board of Directors is soliciting your proxy to vote at our 2013 annual meeting of stockholders to be held on Tuesday, August 27, 2013 at 10:00 a.m., local time at our corporate headquarters located at 215 Moffett Park Drive, Sunnyvale, California 94089. You are invited to attend the annual meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy on the Internet or by telephone. Alternatively, if you requested and received a printed copy of these materials by mail, you may also complete, sign and return the accompanying proxy card.
We intend to mail a Notice Regarding the Availability of Proxy Materials (sometimes referred to as the “Notice”), to all stockholders of record entitled to vote at the annual meeting on or about July 17, 2013. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.
What am I voting on?
There are three matters scheduled for a vote:

•	Proposal 1, to elect the seven nominees for director named in Proposal 1;

•	Proposal 2, to ratify the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2014; and

•	Proposal 3, to provide an advisory vote to approve executive compensation, as described in this Proxy Statement.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on July 1, 2013 will be entitled to vote at the annual meeting. On this record date, there were 70,365,163 shares of Common Stock outstanding and entitled to vote.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares are present at the annual meeting or represented by proxy. At the close of business on the record date for the annual meeting, there were 70,365,163 shares outstanding and entitled to vote. Thus 35,182,582 shares must be present at the annual meeting or represented by proxy to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the annual meeting. If there is no quorum, either the chairman of the annual meeting or a majority of the votes present at the meeting or represented by proxy may adjourn the annual meeting to another date.
Am I a stockholder of record?
If at the close of business on July 1, 2013 your shares were registered directly in your name with our transfer agent, Computershare Investor Services, LLC, then you are a stockholder of record.
What if my AppliedMicro shares are not registered directly in my name but are held in street name?
If at the close of business on July 1, 2013 your shares were held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct the broker, bank or other nominee on how to vote the shares in your account.
If your shares are held in “street name” through a broker, recent rule changes will affect how your shares are voted in connection with the election of directors. If you do not provide your broker with instructions on how to vote your shares, your broker may not vote your shares except in connection with routine matters. Previously, the election of directors was considered to be a routine matter, and your broker was thus able to vote your shares without instructions from you. As a result of recent rule changes, the election of directors is no longer considered to be a routine matter and your broker will no longer be able to vote on the election of directors without your instructions. Accordingly, if your broker sends a request for instructions on how to vote, you are requested to provide those instructions to your broker so that your vote can be counted.
If I am a stockholder of record of AppliedMicro shares, how do I cast my vote?
If you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or you will not be attending the annual meeting, you may vote by proxy over the Internet. To vote by proxy on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. Alternatively, if you requested and received a printed copy of these materials by mail, you may also complete, sign and return the accompanying proxy card using the envelope provided, or you may vote by proxy over the phone by dialing the toll-free number shown on the proxy card and following the recorded instructions. If you vote by proxy, your vote must be received by 11:59 p.m. Eastern Time on August 26, 2013 to be counted.
We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
If I am a beneficial owner of AppliedMicro shares, how do I vote?
If you are a beneficial owner of shares held in street name, you should have received the Notice from the broker, bank or other nominee that is the record owner of your shares rather than from us. Beneficial owners that received a Notice by mail from the record owner should follow the instructions included in the Notice to view the proxy statement and transmit their voting instructions to the broker, bank or other nominee or to request that a printed copy of these materials be mailed to them. For a beneficial owner to vote in person at the annual meeting, you must obtain a valid proxy from the record owner. To request the requisite proxy form, follow the instructions provided by your broker, bank or other nominee or contact them.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of our Common Stock that you owned as of the close of business on July 1, 2013.
What types of votes are permitted on each proposal?
The types of votes permitted for Proposal 1, the election of the nominees for director named therein, Proposal 2, the ratification of the selection of KPMG LLP as our independent registered public accounting firm, and Proposal 3, to provide an advisory vote on executive compensation, are a vote “For” or “Against” or abstain.
How many votes are needed to approve each proposal?

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For Proposal 1, the election of directors, each nominee to be elected must receive a majority of the votes cast in person or by proxy with respect to that nominee’s election. A “majority of votes cast” means that the number of votes “For” a director’s election must exceed the number of votes “Against” that director’s election. Abstentions and broker non-votes will have no effect on the outcome of the vote.

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To be approved, Proposal 2, the ratification of the selection of KPMG LLP, must receive a “For” vote from the majority of the shares present at the annual meeting or represented by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

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To be approved, Proposal 3, an advisory vote on executive compensation, must receive a “For” vote from the majority of the shares present at the annual meeting or represented by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

How are votes counted?
Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the presence of a quorum and the vote total for each proposal and, with respect to Proposals 2 and 3, will have the same effect as “Against” votes. A “broker non-vote” occurs when a broker who holds shares for a beneficial owner does not vote on a particular item because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal. Due to recent rule changes, with respect to the election of directors, your broker will not be able to vote your shares without your instructions.
What if I vote by proxy but do not make specific choices?
If you complete the proxy voting procedures, but do not specify how you want to vote your shares, your shares will be voted “For” Proposal 1, the election of all nominees for director named therein, “For” Proposal 2, the ratification of the selection of KPMG LLP and, “For” Proposal 3, an advisory vote approving executive compensation. Your proxy will vote your shares using his or her best judgment with respect to any other matters properly presented for a vote at the meeting.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the annual meeting. You may revoke your proxy in any one of the following ways:

•	You may send a written notice that you are revoking your proxy to our Secretary (Attn: Secretary, Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, California 94089).

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You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy. Remember that if you are a beneficial owner of AppliedMicro shares and wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization that is the record owner of your shares (such as your broker).

•	If you requested and received a printed copy of these materials by mail, you may revoke your proxy by submitting another properly completed proxy card with a later date.
What does it mean if I receive more than one Notice?
If you received more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each Notice to ensure that all of your shares are voted.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Form 8-K filed with the SEC after the 2013 annual meeting.
When are stockholder proposals due for the next annual meeting?
To be considered for inclusion in the proxy materials for our 2014 annual meeting, your proposal must be submitted in writing to our Secretary (Attn: Secretary, Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, California 94089) by March 21, 2014. Stockholders wishing to submit proposals or director nominations that are not to be included in our proxy materials for our 2014 annual meeting must do so no earlier than the close of business on April 30, 2014 and no later than the close of business on May 30, 2014, provided, however, that, in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the first anniversary of the preceding year’s annual meeting, for your notice to be timely, it must be so received by the Secretary not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.
You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our Bylaws are available in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance — Governance Documents.

Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a service fee and the reimbursement of customary disbursements that are not expected to exceed $20,000 in the aggregate.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors currently consists of seven directors: Cesar Cesaratto, H.K. Desai, Paramesh Gopi, Ph.D., Paul R. Gray, Ph. D., Fred Shlapak, Robert Sproull, Ph.D., and Arthur B. Stabenow. Each of our current directors has been nominated for re-election at the annual meeting, except for Mr. Stabenow, who will be retiring from the Board effective upon the commencement of the annual meeting. The Board has also nominated Duston Williams for election as a director, to fill the opening being created by Mr. Stabenow's retirement.
The nominees proposed for election as directors are listed below. Directors elected at the annual meeting will hold office until the next annual meeting. Each of Messrs. Cesaratto, Desai and Shlapak and Drs. Gray, Gopi and Sproull was elected by our stockholders at our last annual meeting.
Each individual nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve if elected.
Certain individual experience, qualifications, attributes and skills of each of our director nominees that led the Board to conclude that such nominees should be elected or re-elected as directors are described in each of the biographies below. The following information was provided by the nominees:

CESAR CESARATTO
Chairman of the Board

Age:	65
Director Since:	2002
Principal Occupation:	Retired
Recent Business Experience:
Various executive positions with Nortel Networks Corporation, a communications equipment manufacturing company, spanning component and product development, operations, sales and marketing from 1970 to May 2001. His most recent position with Nortel was President Wireless Systems for Europe, Middle East and Africa. Mr. Cesaratto has also served on the Board of Directors of several companies: Genum Corporation from 2002 to 2007; Tundra Semiconductors Corporation from 2007 to 2009; and BreconRidge Corporation from 2007 to 2010. He is involved with a number of Canadian start-up companies as an angel investor.

Other Current Directorships:	DragonWave Inc.
Committee Memberships:	Chairman of the Compensation Committee, Member of the Governance and Nominating Committee.
Qualifications & Attributes
Mr. Cesaratto’s years of executive leadership and management experience in the high technology industry, his service on other company boards, and his experience with mature and emerging technology companies have positioned him well to serve as our Chairman of the Board of Directors.

H.K. DESAI
Age:	67
Director Since:	2011
Principal Occupation:	Executive Chairman since November 2010, Chairman of the Board since May 1999 of QLogic Corporation (“QLogic”).
Recent Business Experience:
Mr. Desai served as Chief Executive Officer of QLogic from January 1996 to November 2010 and as President of QLogic from August 1995 to April 2007. He has been a Member of QLogic’s Board of Directors since January 1996 and Chairman of the Board since May 1999. He served as a Director of Lantronix, Inc. from 2000 to 2007.

Other Current Directorships:	MaxLinear, Inc.
Committee Memberships:	Member of the Audit Committee and Member of the Compensation Committee.
Qualifications & Attributes
Mr. Desai brings to the Board more than three decades of leadership, business and industry experience. Under Mr. Desai’s leadership, QLogic led the I/O industry in innovative technology development, diversified into new markets and drove additional growth through acquisitions. Mr. Desai was awarded the American Electronics Association (AEA) Executive of the Year Award in 1999. He was also awarded the Ernst & Young Entrepreneur of the Year Award in 2000. In 2002, he was honored with the Director of the Year Award from the Forum for Corporate Directors.

PARAMESH GOPI, PH. D.
Age:	44
Director Since:	2009
Principal Occupation:	President and Chief Executive Officer of AppliedMicro since May 2009.
Previous Business Experience:
Senior Vice President and Chief Operating Officer of AppliedMicro from June 2008 to May 2009 and member of the Board of Directors since April 2009. From September 2002 to June 2008, Dr. Gopi held various positions with Marvell Semiconductor, a provider of mixed-signal and digital signal processing integrated circuits to broadband digital data networking markets. At Marvell, Dr. Gopi held several executive-level positions including Vice President and General Manager of the Embedded and Emerging Business Unit, Chief Technology Officer and Director of Technology Strategy. From June 2001 to August 2002, Dr. Gopi was Executive Director of Strategic Marketing and Applications at Conexant Systems, Inc., a mixed-signal processing company. He joined Conexant Systems, Inc. as part of its acquisition of Entridia Corporation in 2001. Dr. Gopi founded Entridia, a provider of network processing application specific integrated circuits for optical networks, in 1999. Prior to Entridia, Dr. Gopi held principal engineering positions at Western Digital and Texas Instruments where he was responsible for the development of key mixed-signal networking products.

Qualifications & Attributes
Dr. Gopi has been our President and Chief Executive Officer since May 2009 and brings to the Board his broad strategic vision for the Company. Dr. Gopi’s technical qualifications as well as leadership and management experience in startup and mature semiconductor companies make him uniquely qualified to lead AppliedMicro. As the sole member of management on our Board, he serves as the critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s perspectives on our business.

PAUL R. GRAY, PH. D.
Age:	70
Director Since:	2009
Principal Occupation:	Professor Emeritus, University of California at Berkeley.
Recent Business Experience:
Executive Vice Chancellor and Provost at the University of California at Berkeley from July 2000 to June 2006. During his over 30 year tenure with the University, Dr. Gray has held numerous administrative posts, including Director of the Electronics Research Laboratory, Vice Chairman of the Electrical Engineering and Computer Science (“EECS”) Department for Computer Resources, Dean of the College of Engineering and Chairman of the Department of EECS.

Other Current Directorships:	Sentows Corporation.
Committee Memberships:	Chairman of the Governance and Nominating Committee, Member of the Compensation Committee.
Qualifications & Attributes
Dr. Gray’s expertise and academic experience in electrical engineering, his years of executive leadership and management within higher education, and his service on other technology company boards make Dr. Gray a valuable contributor to our Board of Directors.

FRED SHLAPAK
Age:	69
Director Since:	2006
Principal Occupation:	Retired
Recent Business Experience:
Various executive positions with Motorola Corporation, a communications equipment manufacturing company, from 1971 to his retirement in 2004. His most recent position prior to retirement was President of the Semiconductor Products Sector at Motorola Corporation.

Other Current Directorships:	None.
Committee Memberships:	Member of the Compensation Committee.
Qualifications & Attributes	Mr. Shlapak’s leadership experience within the semiconductor industry, as well as his service on other technology company boards, render him a valuable member of our Board of Directors.

ROBERT F. SPROULL, PH. D.
Age:	66
Director Since:	2011
Principal Occupation:	Retired
Recent Business Experience:
Various executive positions with Sun Microsystems and Sun Microsystems Laboratories, until Sun’s acquisition by Oracle in 2010. Prior to Sun, Dr. Sproull was a principal in the consulting firm of Sutherland, Sproull and Associates, an Associate Professor at Carnegie Mellon University, and a Research Scientist at the Xerox Palo Alto Research Center.

Other Current Directorships:	None.
Committee Memberships:	Member of the Governance and Nominating Committee.
Qualifications & Attributes
Dr. Sproull’s 40 year experience within the computer science industry, his experience in academia and various leadership roles within industry committees and consortiums, as well as years of executive leadership and management makes Dr. Sproull a valuable contributor to our Board of Directors.

DUSTONWILLIAMS
Age:	55
Director Since:	Not a director
Principal Occupation:	Chief Financial Officer of Gigamon, Inc., a provider of network traffic visibility solutions.
Recent Business Experience:
Mr. Williams became CFO of Gigamon in March 2012. Prior thereto, he served as CFO of SandForce, Inc., a data storage company, from March 2011 through its sale to LSI Corporation in January 2012. From June 2006 to June 2010, he served as vice president and CFO of Infinera Corporation. From December 2004 to June 2006, he served as executive vice president and CFO of Maxtor Corporation. From July 2003 to November 2004, he served as CFO of Aruba Wireless Networks. From July 2001 to February 2003, he served as CFO of Rhapsody Networks Inc. From January 2000 to June 2001, he served as CFO of Netigy Corporation. From July 1986 to December 1999, he served in a variety of accounting and finance positions at Western Digital Corporation, including as its senior vice president and CFO.

Other Current Directorships:	None.
Committee Memberships:	Upon his election to the Board, we anticipate Mr. Williams will be appointed to serve as a member and Chairman of the Audit Committee.
Qualifications & Attributes
Mr. Williams' more than 28 years of experience serving in CFO and other senior management finance and accounting positions for semiconductor and other technology companies, both public and private, will, upon his election at the annual meeting, render him a valuable member of our Board of Directors and Audit Committee.

Required Vote and Board Recommendation
Directors are elected pursuant to the “majority voting” standard that was adopted by our Board of Directors in April 2009. Under this standard, in an uncontested election, such as the election at the annual meeting, directors are elected by a majority of the votes properly cast in person or by proxy with respect to that nominee’s election. For each nominee to be elected, the number of votes “For” the nominee must exceed the number of votes “Against” that nominee’s election. Our Board of Directors and the Governance and Nominating Committee has nominated for re-election as directors only those candidates who agree to tender, in connection with their nomination, irrevocable resignations that will be effective upon (1) the failure to receive the required majority vote for re-election, and (2) the Board’s acceptance of such resignation. If an incumbent director fails to receive the required majority vote for re-election, the Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Governance and Nominating Committee and the Board may consider any factors that they deem relevant in deciding whether to accept a director’s resignation.
Only votes “For” or “Against” will affect the outcome of this proposal. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the named nominees. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee selected by the Governance and Nominating Committee of the Board of Directors.
THE BOARD OF DIRECTORS
RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

CORPORATE GOVERNANCE
We have long upheld a set of basic beliefs to guide our actions, including the belief that business should be conducted with the highest standards of ethical behavior. This belief governs our interaction with our customers, suppliers, employees and investors.
We are committed to continuously improve our governance process to meet and exceed all regulatory requirements. The following corporate governance profile highlights some of the initiatives undertaken by our Board of Directors:
Majority Voting in Elections of Directors

•	In April 2009, our Board of Directors approved amendments to our Bylaws and corporate governance guidelines to implement majority voting in all elections of directors other than contested elections.

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Under the majority voting standard, to be elected each nominee must receive a majority of the votes cast with respect to that nominee in any uncontested election of directors (i.e., an election in which the number of nominees does not exceed the number of directors to be elected).

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Prior to being nominated for re-election, incumbent directors must tender an irrevocable resignation that will be effective upon (i) the failure of such person to receive the required vote for re-election and (ii) the Board’s acceptance of such resignation, in accordance with our corporate governance guidelines.

•	In contested elections, directors are elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors.
Independent Directors

•	As set forth in the Board Guidelines, at least two-thirds of our directors must meet the independence standards of the Nasdaq Stock Market, or Nasdaq.

•	All of our current directors are independent under these independence standards, except for Dr. Paramesh Gopi who is employed by us.

•	Our independent directors regularly meet in executive session to discuss matters of interest to them without management present.
Board Leadership Structure

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Our Board has concluded that having our Chairman of the Board be an independent director is the appropriate structure at this point in time. Having the positions of Chairman and Chief Executive Officer as separate positions allows our Chief Executive Officer to focus on day-to-day business and allows our Chairman to lead the Board in its oversight responsibilities. The Chairman coordinates, develops the agenda for, and moderates Board meetings, and acts as a liaison between the independent directors and management on sensitive issues. The Chairman also coordinates the independent directors’ annual evaluations of the performance of the Chief Executive Officer and Chief Financial Officer and provides the evaluations to the Compensation Committee in connection with its annual evaluation of the officers’ performance, provides recommendations as to the membership of the various Board Committees, as well as selection of the Committee Chairs, and retains such counsel or consultants as the Chairman of the Board deems necessary to perform his or her responsibilities.

Governance and Nominating Committee

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Our Governance and Nominating Committee has adopted a charter that can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance — Committee Charters.

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In accordance with its charter, our Governance and Nominating Committee establishes effective corporate governance processes, including oversight of the appointment of new directors, Board committee structure and membership, Board compensation and Chief Executive Officer succession planning.

•	Every Governance and Nominating Committee member is an independent director under the Nasdaq listing standards.
Compensation Committee

•	The charter of our Compensation Committee can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance — Committee Charters.

•	In accordance with its charter, the Compensation Committee reviews and approves all executive compensation matters.

•	Every Compensation Committee member is an independent director under the Nasdaq listing standards.

Audit Committee

•	Our Audit Committee has policies to ensure that our independent registered public accounting firm remains independent.

•	The Audit Committee charter can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance — Committee Charters.

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Our Board of Directors has determined that each of the current members of the Audit Committee is independent under the Nasdaq listing standards and that each of Messrs. Desai, Shlapak and Stabenow qualifies as an “audit committee financial expert” in accordance with applicable rules of the Securities and Exchange Commission (the “SEC”).

•
Our Audit Committee has adopted a policy and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm, KPMG LLP. Under the policy, the Audit Committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on a case-by-case basis for specific tasks before an engagement. Our Audit Committee has delegated the pre-approval of services to its Chairman who is required to report each pre-approval to the full Audit Committee no later than its next meeting.

•	KPMG LLP, our independent registered public accounting firm, reports directly to the Audit Committee, which meets at least quarterly with such firm without management present.
Corporate Governance Guidelines

•
Our Board of Directors has adopted a set of Board Guidelines that cover a broad range of corporate governance issues including director qualification and responsibility. The Board Guidelines can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance — Governance Documents.

Code of Business Conduct and Ethics

•
Our Board of Directors has also adopted a Code of Business Conduct and Ethics for us that all directors, executive officers and employees (including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions) must review and abide by.

•	Our Code of Business Conduct and Ethics includes policies on regulatory compliance, conflicts of interest and confidentiality.

•	Our Code of Business Conduct and Ethics can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance — Governance Documents.

•
We will promptly disclose on our corporate website, http://www.apm.com, or in a Form 8-K as required (i) the nature of any amendment to our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of our Code of Business Conduct and Ethics that is granted to one of these specified officers and the name of the person who is granted the waiver.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Stockholders wishing to communicate with our Board of Directors may send a written communication addressed to the Secretary at our principal executive offices. Communications also may be sent by e-mail to the following address: board@apm.com. The Secretary will promptly forward the communication to the Board as appropriate. This policy is contained in the Board Guidelines that can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance — Governance Documents.
In addition, we have a formal policy regarding attendance by directors at our annual meeting of stockholders. Directors are invited to and are expected to attend the annual meeting. This policy is contained in the Board Guidelines that can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance — Governance Documents. All of the directors attended the fiscal 2012 annual meeting of stockholders.

GOVERNANCE AND NOMINATING COMMITTEE EVALUATION OF BOARD NOMINEES
The Governance and Nominating Committee will consider director candidates recommended by our stockholders. Stockholders who wish to recommend individuals for consideration by the Governance and Nominating Committee to become nominees for election to the Board at our annual meeting of stockholders may do so by delivering at least 120 days prior to the anniversary date of the mailing of our proxy statement for our last annual meeting of stockholders a written recommendation to the Governance and Nominating Committee c/o the Secretary at our principal executive offices. Each submission must set forth:

•	the name and address of each AppliedMicro stockholder on whose behalf the submission is made;

•	the number of AppliedMicro shares that are owned beneficially by such stockholder;

•	the full name of the proposed candidate;

•	a description of the proposed candidate’s business experience for at least the previous five years;

•	complete biographical information for the proposed candidate; and

•	a description of the proposed candidate’s qualifications as a director.
Each submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.
Our Bylaws contain provisions which address the process by which a stockholder may nominate an individual to the Board of Directors at our annual meeting of stockholders. Our Bylaws are available in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance — Governance Documents.
The Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including the highest personal and professional integrity and values, an inquiring and independent mind, practical wisdom and mature judgment. In evaluating director nominees, the Governance and Nominating Committee considers the following factors:

•	recognized achievement and reputation;

•
diversity of experience and background of the proposed director, including the need for financial, business, academic, public sector or other expertise on our board of directors or its committees. Board membership should reflect diversity in its broadest sense. The Group seeks directors who represent a diversity of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Board, as a whole, should possess a combination of skills, professional experience and backgrounds necessary to oversee the Group’s business. The Board assesses the diversity of skills, experience and backgrounds represented on the board as part of the annual board self-evaluation process;

•	an ability to contribute to some aspect of our activities; and

•	the willingness to make the commitment of time and effort required of an AppliedMicro director.
The Governance and Nominating Committee’s goal is to assemble a Board of Directors with the skills and characteristics that taken together will assure a strong Board with experience and expertise in corporate governance.
The Governance and Nominating Committee is responsible for reviewing periodically with the Board of Directors, including the Chief Executive Officer, the appropriate skills and characteristics required of new Board members in the context of the current makeup of the Board.
Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it may deem are in the best interests of us and our stockholders. The Governance and Nominating Committee does, however, believe it appropriate for at least one, and, preferably, several, members of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by the rules of the SEC, and that two-thirds of the members of the Board meet independent director standards. The Governance and Nominating Committee also believes it is appropriate for our Chief Executive Officer to participate as a member of the Board.
The Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue serving on the Board or if the Governance and Nominating Committee decides not to re-nominate a member for re-election, the Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Governance and Nominating Committee then uses its network of contacts to compile a list of candidates, but may also engage, if it deems appropriate, a professional search firm. Candidates may be recommended to the Governance and Nominating Committee by other directors, stockholders, employees, or other interested parties.

INTERIM DIRECTOR APPOINTMENTS AND SIZE OF THE BOARD
In addition to providing for the annual election of the Board of Directors by our stockholders, the Bylaws of the Company also permit the Governance and Nominating Committee and the Board to nominate and appoint additional members of the Board on an interim basis in between annual meetings of the stockholders. Such nominations and appointments may be completed in order to fill vacancies on the Board occurring as a result of director resignations or for other reasons. The Bylaws also permit the Board to increase or reduce the number of directors comprising the Board, provided that reduction of the authorized number of directors shall not have the effect of removing any director before such director’s term of office expires.

RISK MANAGEMENT
Our Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of our risks. Our Board of Directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. As set forth in our Board Guidelines, the Board of Directors conducts an annual risk review prepared by management for assessment by the Board of Directors. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements as well as our compensation plans that generally apply to all employees, and determining that these plans do not incentivize executives and employees to take on an inappropriate level of risk. The Audit Committee oversees management of financial and legal compliance risks. The Governance and Nominating Committee manages risks associated with the independence of our Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.
In addition to the annual risk review, management also makes periodic presentations to the Board and/or its committees (as circumstances warrant) regarding all types of material risks facing the Company. At these meetings the Board discusses and reviews these risks and determines what, if any, new actions should be taken to mitigate these risks.

BOARD MEETINGS AND ATTENDANCE
Board Meetings in Fiscal 2013: 11
Board Committees: Three standing committees: Audit, Compensation and Governance and Nominating
Total Committee Meetings in Fiscal 2013: 23. The number of meetings held by each committee is set forth below.
Fiscal 2013 Attendance: Each current Board member attended 75% or more of the meetings of the Board and the committees on which he served, held during the period for which he was a director or committee member.

BOARD COMMITTEES
The following table provides additional information regarding the committees of our Board of Directors during fiscal 2013:

Name of Committee and Members	Principal Functions of the Committee	Meetings in Fiscal 2013
Audit Arthur B. Stabenow, Chair H.K. Desai Fred Shlapak	• Has direct responsibility for the appointment, evaluation, compensation, retention and oversight of the work of our independent registered public accounting firm. Such firm reports directly to the Committee and the Committee establishes policies for pre-approval of all audit and non-audit services provided by such firm.	10

•   Receives periodic reports from our independent registered public accounting firm and management regarding such firm’s independence and other matters. Recommends appropriate action to ensure such firm’s independence.

•   Reviews with management and our independent registered public accounting firm our quarterly and annual financial statements and other financial disclosures, the adequacy of internal controls and major issues regarding accounting principles and practices.

	• Reviews and approves the scope of the audit at the outset and reviews the performance of our independent registered public accounting firm and any audit problems or difficulties encountered.

Compensation Cesar Cesaratto, Chairman H.K. Desai Paul Gray, Ph.D. Fred Shlapak	• Approves remuneration arrangements for all of our executive officers, including base salaries, salary increases, incentive compensation plans and awards. Reviews the reasonableness and appropriateness of all such compensation.	8
	• Adopts and oversees the administration of incentive compensation and executive stock plans and determines awards granted to executive officers and employees under such plans.

•   Advises the Board of Directors on the reasonableness and appropriateness of executive compensation plans and levels, generally, including whether these effectively serve our interests and the interests of our stockholders by creating appropriate incentives for high levels of individual and company performance.

	• Has authority to engage an executive compensation consultant and other advisors.

Governance and Nominating Paul Gray, Ph.D., Chairman Cesar Cesaratto Robert Sproull, Ph.D. Arthur B. Stabenow	• Makes recommendations to the Board of Directors regarding the composition of the Board and its Committees, including size and qualifications for membership.	5
	• Recommends candidates for election to the Board of Directors at the annual meeting.
	• Advises the Board of Directors on appropriate compensation for outside directors.
	• Advises the Board of Directors on corporate governance matters.
	• Has sole authority to engage a search firm to identify director candidates.
	• Evaluates the performance of the members of the Board of Directors.
	• Evaluates the effectiveness of the meetings of the Board of Directors, including agendas, meeting materials, meeting structure and organization, schedule of meetings and minutes.

COMPENSATION COMMITTEE PROCESSES AND PROCEDURES
For a description of our processes and procedures for the consideration and determination of executive and director compensation, see “Executive Compensation — Compensation Discussion and Analysis — Compensation Policies and Processes” and “Executive Compensation — Director Compensation — Director Compensation Policies and Processes”, respectively.

REPORT OF THE COMPENSATION COMMITTEE 1
The Compensation Committee of the Board has reviewed and discussed with management, the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our annual report on Form 10-K for the fiscal year ended March 31, 2013.
Cesar Cesaratto, Chairman
H.K. Desai
Paul Gray, Ph.D.
Fred Shlapak

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Compensation Committee during fiscal 2013 were Messrs. Cesaratto, Desai and Shlapak and Dr. Gray. None of these directors has at any time been an officer or employee of ours or any of our subsidiaries. We have entered into customary indemnification agreements with each of these directors as described in “Certain Relationships and Related Transactions.” None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

[1]
This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, or the 1933 Act, or the Securities Exchange Act of 1934, or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

REPORT OF THE AUDIT COMMITTEE 2
The Audit Committee is comprised solely of independent directors, in accordance with Nasdaq listing standards, and operates under a written charter adopted by the Board of Directors. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.
The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. The purpose of the Audit Committee, as more fully described in its charter, is the general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting principles, and design of internal controls and disclosure controls and procedures to ensure compliance with accounting standards, applicable laws and regulations. KPMG LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards.
Among other matters, the Audit Committee monitors the activities and performance of our independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters and the extent to which such firm may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee also reviews the results of the audit work with regard to the adequacy and appropriateness of our financial, accounting and internal controls.
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended March 31, 2013 with management including a discussion of the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements.
The Audit Committee reviewed with our independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements. In addition, such firm represented that its presentations included the matters required to be discussed with the Audit Committee pursuant to all relevant auditing standards regarding auditor communications.
Our independent registered public accounting firm also provided the Audit Committee with the written disclosures required by Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with our independent registered public accounting firm that firm’s independence.
In reliance on the Audit Committee’s reviews and discussions with management and our independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended March 31, 2013.
Arthur B. Stabenow, Chair
H.K. Desai
Fred Shlapak

[2]
This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2014 and has further directed us to submit the selection of such firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited our financial statements since our fiscal year ended March 31, 2010. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

AUDIT AND OTHER FEES
The following tables set forth the aggregate fees billed by KPMG LLP for the services indicated for the fiscal years ended March 31, 2013 and 2012:

	2013	2012
Audit	$762,000	$674,800
Audit Related	21,000	19,250
Tax	—	—
All Other	—	—
Total	$783,000	$694,050
Audit Fees. Audit fees include the audit of our financial statements including the audit of our internal control over financial reporting, accounting consultations and merger and acquisition related work for the fiscal year and the review of our interim financial statements.
Audit Related Fees. Audit related fees include fees for, among other things, financial due diligence and statutory audits in certain locations outside the United States where we have operations.
All fees described above were approved by the Audit Committee.
Pre-Approval Policies and Procedures
Our Audit Committee has adopted a policy and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm, KPMG LLP. During fiscal 2013 and 2012, the Audit Committee pre-approved all audit and non-audit services performed by KPMG LLP. Under the policy, the Audit Committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on a case-by-case basis for specific tasks before an engagement. Our Audit Committee has delegated the pre-approval of services to its Chairman who is required to report each pre-approval to the full Audit Committee no later than its next meeting.
Required Vote and Audit Committee and Board Recommendation
Approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes will have no effect on the outcome of the vote.
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS AND THE BOARD OF DIRECTORS
RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), AppliedMicro’s stockholders are entitled to cast an advisory vote at the annual meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement. Pursuant to the Dodd-Frank Act, the stockholder vote is an advisory vote only and is not binding on AppliedMicro or its Board of Directors.
Although the vote is non-binding, the Compensation Committee and the Board of Directors value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.
After consideration of the vote of stockholders at our 2011 annual meeting and other factors, the Board of Directors has decided to hold advisory votes on the approval of executive compensation annually until the next advisory vote on frequency occurs. Accordingly, unless the Board of Directors modifies its policy on the frequency of future votes, the next advisory vote to approve executive compensation will be held at the 2014 annual meeting of stockholders.
Pay-for-Performance Philosophy
As described more fully in the “Compensation Discussion & Analysis” on pages 20 to 32 and in the Summary Compensation Table and subsequent tables on pages 32 to 42, the Company’s named executive officers, as identified on page 31, are compensated in a manner consistent with our business strategy, competitive practice, sound compensation governance principles, and stockholder interests and concerns. Our compensation policies and decisions are focused on pay-for-performance.
AppliedMicro also has several compensation governance programs and policies in place as described on pages 20 to 39 to manage compensation risk and align the Company’s executive compensation with long-term stockholder interests. These programs include:

•	stock ownership guidelines;

•	an independent compensation committee and compensation committee consultant; and

•	a compensation recoupment or clawback policy.
In accordance with Section 14A of the Exchange Act, we are requesting your non-binding vote on the following resolution:
“Resolved, that the compensation of the Company’s named executive officers as described on page 31, including the Summary Compensation Table and subsequent tables on pages 32 to 42 of the proxy statement, is approved.”
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PRINCIPAL HOLDERS OF COMMON STOCK
The following table sets forth the only persons who, to our knowledge, beneficially owned as of June 30, 2013 (or such other date as set forth in filings with the SEC), more than 5% of the outstanding shares of our Common Stock:

Name and Address	Number of Shares	Percent of Total(1)
Fidelity Management & Research Company(2)	10,150,936	14.43%
82 Devonshire Street Boston, MA 02109
Kingdom Ridge Capital Master Fund, Ltd and its affiliates(3)	7,250,000	10.31%
Gardenia Court, Suite 3307 45 Market Street, Camana Bay P.O. Box 896 Grand Cayman KY1-1103 Cayman Islands
The Bank of New York Mellon Corporation(4)	6,653,434	9.46%
One Wall Street 31stFloor New York, New York 10286
Vanguard Group, Inc.(5)	3,741,094	5.32%
PO Box 2600 V26 Valley Forge, PA 19482
Citadel Advisors LLC(6)	3,687,383	5.24%
131 S Dearborn Street 32ndFloor Chicago, IL 60603

(1)	The percentages are based on 70,343,236 shares of the Company’s Common Stock outstanding as of June 30, 2013.

(2)
Pursuant to a Schedule 13F filed with the SEC on May 9, 2013, as of March 31, 2013, Fidelity Management & Research Company and FMR Co., Inc., wholly owned subsidiaries of FMR LLC beneficially owned 10,116,913 shares of our common Stock both having shared voting and dispositive rights. Pyramis Global Advisors Trust Company, an indirectly wholly owned subsidiary of FMR LLC, beneficially owns 34,023 shares of our Common Stock, with sole dispositive rights.

(3)
Pursuant to a Schedule 13F filed with the SEC on May 15, 2013, as of March 31, 2013, Kingdom Ridge Capital LLC, and its affiliates reported shared voting and dispositive power over 7,250,000 shares of our Common Stock.

(4)
Pursuant to a Schedule 13F filed with the SEC on April 17, 2013, as of March 31, 2013, the shares were beneficially held by subsidiaries of The Bank of New York Mellon Corporation including The Bank of New York Mellon, BNY Mellon, National Association, The Boston Company Asset Management LLC, The Dreyfus Corporation, Mellon Capital Management Corporation and Pershing LLC.

(5)
Pursuant to a Schedule 13F filed with the SEC on April 15, 2013, as of March 31, 2013, the Vanguard Group, Inc. beneficially owned 3,741,094 shares of our common Stock having sole voting and dispositive rights on 3,638,199 and shared voting and dispositive rights on 102,895 shares.

(6)
Pursuant to a Schedule 13F filed with the SEC on May 15, 2013, as of March 31, 2013, Citadel Holdings LP, a wholly owned subsidiary of Citadel Advisors LLC beneficially owned 3,687,383 shares of our common Stock having sole voting and dispositive rights.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table shows the beneficial ownership, reported to us as of June 30, 2013, of our Common Stock, including shares as to which a right to acquire ownership exists within the meaning of Rule 13d-3(d)(1) under the 1934 Act, of each of our current and nominee directors, who have each been nominated for election as directors at the annual meeting; each of the Named Executive Officers as set forth in the Summary Compensation Table below; and all of our current directors, nominee director and executive officers as a group:

Name(1)	Number of Shares(2)(3)	Percent of Total(3)
Cesar Cesaratto(4)	135,166	*
H.K. Desai(5)	31,021	*
Paul R. Gray, Ph. D.(6)	45,083	*
Fred Shlapak(7)	82,583	*
Arthur B. Stabenow(8)	213,314	*
Robert F. Sproull, Ph.D.(9)	42,979	*
Paramesh Gopi, Ph. D.(10)	1,420,015	1.99%
Robert G. Gargus(11)	463,168	*
L. William Caraccio(12)	245,676	*
Shiva Natarajan(13)	87,635	*
Hector Berardi(14)	57,934	*
Duston Williams(15)	—	*
All current executive officers, directors and nominee as a group (13 persons)(16)	3,075,937	4.25%

*	Less than one percent.

(1)	The address for our executive officers and directors is: c/o Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, California 94089.

(2)
The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(3)
In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are exercisable within 60 days after June 30, 2013 are deemed outstanding. Such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentages are based on 70,343,236 shares of Common Stock outstanding on June 30, 2013 and Common Stock subject to options that are exercisable within 60 days after June 30, 2013.

(4)	Includes 104,166 shares of Common Stock issuable upon the exercise of options within 60 days of June 30, 2013.

(5)	Includes 8,854 shares of Common Stock issuable upon the exercise of options and vesting of restricted stock units within 60 days of June 30, 2013.

(6)	Includes 20,833 shares of Common Stock issuable upon the exercise of options within 60 days of June 30, 2013.

(7)	Includes 64,583 shares of Common Stock issuable upon the exercise of options within 60 days of June 30, 2013.

(8)	Includes 85,333 shares of Common Stock issuable upon the exercise of options and vesting of restricted stock units within 60 days of June 30, 2013.

(9)	Includes 8,854 shares of Common Stock issuable upon the exercise of options and vesting of restricted stock units within 60 days of June 30, 2013.

(10)	Includes 1,014,625 shares of Common Stock issuable upon the exercise of options and vesting of restricted stock units within 60 days of June 30, 2013.

(11)	Includes 301,635 shares of Common Stock issuable upon the exercise of options and vesting of restricted stock units within 60 days of June 30, 2013.

(12)	Includes 99,312 shares of Common Stock issuable upon the exercise of options and vesting of restricted stock units within 60 days of June 30, 2013.

(13)	Includes 87,582 shares of Common Stock issuable upon the exercise of options vesting and vesting of restricted stock units within 60 days of June 30, 2013.

(14)	Includes 35,750 shares of Common Stock issuable upon the exercise of options and vesting of restricted stock units within 60 days of June 30, 2013.

(15)	Mr. Williams has been nominated for election to the Board at the annual meeting.

(16)	Includes 2,011,697 shares of Common Stock issuable upon the exercise of options and vesting of restricted stock units within 60 days of June 30, 2013.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended March 31, 2013, all Section 16(a) filing requirements applicable to our reporting persons were made timely.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information regarding our equity compensation plans in effect as of March 31, 2013:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders(1)	9,601,722	$9.76	3,235,013
Equity compensation plans not approved by stockholders(2)	301,781	15.81	—
Total(3)	9,903,503	10.29	3,235,013

(1)	The weighted average exercise price does not include restricted stock units.

(2)
Number of shares to be issued upon exercise of outstanding options pertains to our 2000 Equity Incentive Plan, or the 2000 Plan, which was adopted in March 2000. We no longer grant equity awards under any of our equity incentive plans except for our 2011 Equity Incentive Plan, or the 2011 Plan.

(3)
Excludes options assumed through acquisitions in which we did not assume the related equity incentive plan; at March 31, 2013, such options to purchase 32,450 shares were outstanding with a weighted-average exercise price of $7.28 per share.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information about the material components of our executive compensation program as presented in the tables and narrative that follow for the following executive officers who, in accordance with the rules and regulations of the Securities and Exchange Commission, were deemed to be our “Named Executive Officers” for the fiscal year ending March 31, 2013 (“fiscal 2013”):
▪Paramesh Gopi, Ph.D., our President and Chief Executive Officer (our “CEO”);

▪	Robert G. Gargus, our Senior Vice President and Chief Financial Officer*;

▪	L. William Caraccio, Esq., our Vice President, General Counsel, and Secretary;

▪	Hector A. Berardi, our Vice President, Operations; and

▪	Shiva K. Natarajan, our Vice President, Corporate Controller, and Chief Accounting Officer;

*Mr. Gargus retired from AppliedMicro effective June 24, 2013.

Executive Summary
This Compensation Discussion and Analysis consists of several sections.

We first address the business context that has driven AppliedMicro's Executive Compensation design for several years. Our flagship X-Gene™ product is the world's first ARM® 64-bit Server on a Chip™ solution, and one which we believe will lead our entire product portfolio into the cloud infrastructure where we will compete with announced, large suppliers including Intel, Broadcom, AMD, Samsung, and Qualcomm. We believe we are currently the only small cap public company competing for this high-growth, multi-billion dollar emerging market.

Our Executive Compensation program for fiscal 2013 was designed to motivate the executive team through the initial stages of X-Gene research and development (“R&D”) and product execution, during a challenging period where significant X-Gene R&D expenses were incurred while X-Gene production revenues were still multiple years in the future. Our Executive Compensation programs for fiscal 2014 and 2015 will need to motivate the executive team through X-Gene's go-to-market and ramp-to-volume stages, all while maintaining a healthy, robust base business.

Second, this Compensation Discussion and Analysis will address the Company's response to the non-binding advisory Say-on-Pay vote received at our 2012 annual meeting of stockholders (the “2012 Annual Meeting”), in which 42.1% of the votes were cast in favor of the compensation of the Named Executive Officers for the fiscal year ending March 31, 2012 (“fiscal 2012”). At the time the Company received the results of the 2012 Say-on-Pay vote, our Executive Compensation program for fiscal 2013 had been established. Therefore, in response to the advisory vote and following extensive investor outreach, we adopted several Executive Compensation program changes intended for our fiscal year ending March 31, 2014 (“fiscal 2014”) and beyond. In the interest of transparency and to demonstrate clearly the Company's strong desire for broad stockholder support, our Executive Compensation program for fiscal 2014 will be discussed below in some detail.
Third, this Compensation Discussion and Analysis covers our philosophy and processes in place for Executive Compensation for fiscal 2013. It is followed by compulsory as well as voluntary disclosure tables showing the reportable and realized values of our fiscal 2013 Executive Compensation program for each of our Named Executive Officers. Of note, for fiscal 2013:

•	Base salary was the primary source of our executive compensation.

•
Our executive officers did not receive any new equity awards, other than retention-based grant made to our Controller and Chief Accounting Officer, and, consistent with prior years, there were no short-term cash incentive or bonus awards made during the year.

•
The total realized compensation of the Named Executive Officers represented approximately the 56th percentile of our peer group companies, versus AppliedMicro's total stockholder return (“TSR”) performance at approximately the 71st percentile of our peer group for the same period.

•	The ratio of CEO compensation to the average compensation of the other Named Executive Officers was 1.55x, compared to 4.99x for fiscal 2012.

•	Our equity burn rate was reduced to 1.65% unadjusted, and 3.25% adjusted, compared to the fiscal 2012 three-year average burn rate of 7.15% and 10.30%, respectively.

Our Executive Compensation program changes for fiscal 2014 are in large part in response to the Say-on-Pay vote obtained at our 2012 Annual Meeting. Following the results of that vote, the Compensation Committee and executive management solicited and received feedback from several of our large stockholders, as well as from International Shareholder Services (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”). The resulting changes to our Executive Compensation program include, among others, the following:

•	An independent compensation consultant, which in prior years has advised the Company, was retained to report directly to the Compensation Committee.

•	Utilization of a revised peer group, composed of companies possessing more directly comparable revenue and market cap ranges.

•
Establishment of a new short-term equity incentive program for fiscal 2014 based on clear delineated metrics (revenue and earnings per share), with total compensation targeted at the 50th percentile of our competitive market and capped at the 75th percentile for maximum achievement.

•	Establishment of a new long-term equity incentive program for fiscal 2014 as follows:

◦	50% of the shares to be granted as 4-year, time-based restricted stock units (“RSUs”) and 50% to be granted as performance-based market stock units (“MSUs”) based on a clearly defined market index;

◦	50% of the MSU shares to vest two years from date of grant; remaining 50% of MSU shares to vest three years from date of grant; and

◦	At-target grant value to be at the 50th percentile of our competitive market peer group, capped at 75th percentile for maximum achievement.

•	Resulting ratio of CEO pay to the average pay of the other Named Executive Officers anticipated to be approximately 3.55x for fiscal 2014 at target.

•
Such other actions as may be deemed by the Compensation Committee to be necessary or appropriate to retain the Company's executive talent, including without limitation potential additional compensation awards in fiscal 2014 and beyond. See additional discussion under Compensation Philosophy below.

Business Highlights

Fiscal 2013 represented an important inflection point in our turnaround strategy launched three years ago, as we marked the following important accomplishments:

▪
We released to market several new embedded processor and connectivity products, including the world's fastest CMOS transmitter ICs for Dense Wavelength Division Multiplexing line-side applications, which support power-efficient, cost-effective deployments in 100-Gigabit per second optical metro, regional, and long-haul networks.

▪
We completed the spin-in merger of Veloce Technologies with and into the Company in June 2012, thereafter successfully integrated the Veloce operations with our own, and continued the development of X-Gene through tape-out, obtaining significantly better than expected performance results on the first silicon produced.

▪	We began sampling X-Gene silicon to several current and prospective customers and ecosystem partners, including Hewlett-Packard Company, Dell, Inc., Red Hat, Inc. and others.

▪
We restructured our business operations and headcount, thus enabling the Company to achieve cash flow breakeven during the fourth quarter of fiscal 2013 and positioning us to achieve break even or profitability in subsequent quarters.

Business Transition to Access New Markets
To date, our core business, which has consisted of a broad array of products in the embedded computing and connectivity market segments, has produced significant revenues and strong gross margins. At the same time, our addressable market size and opportunities for revenue growth in these segments are constrained by service-provider demand and the attrition of our lower-margin legacy products. For this reason, our management team in 2010 commenced our investment in our ARM® 64 bit Server on a ChipTM program and, thereafter, actively supported the program's R&D efforts until we were ready to publicly announce our X-GeneTM product in late 2011. Currently, we believe that the disruptive new Cloud Server™ technology represented by X-Gene will increase our overall addressable market dramatically in the cloud infrastructure, data center server and other markets and will effectively quadruple our 2012 addressable market by fiscal 2016.

During, and as a result of, the three-year development period of the X-Gene program, our financial reporting reflected abnormally high R&D expenses relative to ongoing revenue levels. Since its inception, we have expensed approximately $238 million in the development of X-Gene. Accordingly, even though the market price of our common stock has not necessarily reflected these significant R&D efforts, we have evaluated the accomplishments of our Named Executive Officers for fiscal 2013, in large part, on their ability to execute the development of this important program and enable us to capitalize on our first-to-market advantage during the current fiscal year.

Please refer to our annual report on Form 10-K for fiscal 2013 for a more complete description of our business, in particular the following sections:

•	Industry Background

•	AppliedMicro Strategy

•	Products and Customers

•	Competition

•	Technology

Executive Compensation Program During Business Transition
Consistent with our ambitious turnaround and market expansion strategy, our compensation program for our executive officers, including the Named Executive Officers, in recent years has been highly-leveraged, with the bulk of their pay delivered in the form of base salary and long-term equity incentive compensation which was wholly contingent on our performance during fiscal 2012 and fiscal 2013. In fiscal 2012, the Compensation Committee took significant long-term incentive compensation actions intended to incentivize and reward executives for performance, with multi-year equity programs intended to yield realizable pay relative to peers that was commensurate with performance relative to peers.
For fiscal 2013, the Compensation Committee generally did not make significant adjustments to the overall compensation program that was in place for fiscal 2012. Specifically, for fiscal 2013, the Compensation Committee made compensation changes only with respect to a single executive, the Controller and Chief Accounting Officer, who received a market-based base salary adjustment and an equity grant for retention purposes. While the Chief Executive Officer's overall base salary in fiscal 2013 was higher than in fiscal 2012, his salary increase was approved and took effect during fiscal 2012, as shown by the 16.2% year-over-year salary increase on the compensation chart included under Compensation Components in fiscal 2013, below.
Consistent with fiscal 2012, during fiscal 2013 the Compensation Committee did not adopt an annual short-term cash incentive plan for, nor make any cash bonuses or other annual cash incentive awards to, our executive officers, including the Named Executive Officers. Instead, the Compensation Committee intended to deliver the fiscal 2013 short-term pay component via the performance equity awards granted in fiscal 2012.
Fiscal 2012 Stockholder Advisory Vote on Executive Compensation
As noted above, at our 2012 Annual Meeting, we conducted a non-binding advisory Say-on-Pay vote with respect to the Executive Compensation program implemented for fiscal 2012. Notwithstanding that our stockholders delivered a 97.9% positive Say-on-Pay vote at the 2011 annual meeting (which was the first such vote since the Say-on-Pay advisory voting process was instituted), at the 2012 Annual Meeting 42.1% of the advisory votes cast were voted in favor of the Named Executive Officers' compensation. Following the 2012 Annual Meeting, our Board of Directors, as well as the Compensation Committee, carefully reviewed the results of the Say-on-Pay vote and engaged in a series of substantial internal discussions about our compensation philosophy and possible design alternatives to assess whether the framework of our executive compensation program was still sound.
As a result of the Say-on-Pay vote, we also undertook to solicit feedback from our largest stockholders to better understand their concerns. In calls or meetings with our largest institutional stockholders led by our senior executive officers, we spoke with investors who collectively held more than 67% of our common stock. We also obtained feedback from ISS Research and Glass Lewis to determine whether their views of our executive compensation policies and practices were similar to the views of our stockholders as expressed during our meetings with them. We found this feedback to be extraordinarily helpful and plan to hold meetings of this nature in the future to continue these conversations with our stockholders on compensation and governance-related matters.
While our investors had varying perspectives, some common themes emerged from our discussions with them:

•	The composition of our peer group should more accurately reflect our existing company revenues and market capitalization;

•	We should be more transparent with regard to incentive compensation goals and targets; and

•	The grant-value of our equity compensation component should closely align with our performance relative to our peers.

Actions Taken Subsequent to the 2012 Annual Meeting
In response to the Say-On-Pay vote taken at the 2012 Annual Meeting, we have implemented numerous steps intended to address investor concerns, including the following:

•
We retained an independent compensation consulting firm, Compensia, Inc. (“Compensia”), that reports directly to the Compensation Committee. Compensia was charged with making recommendations to the Committee intended to address the concerns raised by stockholders.

•	We engaged ISS Corporate Services, Inc., a subsidiary of ISS (“ISS Advisory”), to access modeling tools and proxy review services.

•
We reassessed our criteria for selecting peer group companies to identify those that more closely reflect our current revenues and market capitalization. The results of the reassessment are shown on page 27 below.

•
We required each member of our Board of Directors, as well as our CEO, CFO and certain other executive officers, to complete in October 2012 the Governance Program offered by the National Association of Corporate Directors.

•
We continued during fiscal 2013 to forego making any equity awards to our executive officers, including the Named Executive Officers, with the exception of the previously disclosed equity adjustment for Mr. Natarajan, our Controller and Chief Accounting Officer.

•
We introduced in fiscal 2014 a new performance-based, short-term incentive compensation plan (the “FY 2014 Short Term Plan”) with clear and transparent performance metrics. Starting in fiscal 2014, the short-term pay component of our executive compensation will be delivered through a stand-alone program not integrated with long-term equity awards as was the case for fiscal 2012 and fiscal 2013. The FY 2014 Short Term Plan, adopted in April 2013, provides incentive compensation for our executive officers, including the Named Executive Officers, that, if earned, would become payable on May 15, 2014. The key features of this plan are as follows:

◦
Target Annual Incentive Award Opportunities: The target annual incentive award opportunity for our CEO is equal to 50% of his annual base salary, while the target annual incentive award opportunity for each of our other executive officers is equal to 30% of their annual base salaries;

◦	Performance Measures: The annual incentive award opportunities for our CEO will be based entirely on two, equally-weighted, corporate financial measures (revenue and non-GAAP earnings-per-share). The annual incentive award opportunities for our other executive officers will be based 80% of these corporate financial measures and 20% on one or more functional measures established for each executive officer individually based on his overall responsibilities and duties within the Company;

◦	Award Payouts: Payouts for each corporate financial measure will range from 50% to 150% of the pre-established target level based on the Company's actual performance for fiscal 2014; and

◦
Form of Award Payouts: Annual incentive awards will be paid, to the extent earned, solely in fully-vested shares of our common stock, valued as of the amount determination date by the Compensation Committee. Funding the program with vested equity was a decision made by the Compensation Committee to help manage cash expenditures and to promote executive stock ownership.

◦
Competitive Market Percentiles: The target annual incentive award opportunity will, when combined with the executive's fiscal 2014 base salary, result in total target cash compensation (base salary plus short-term incentive) to reflect the 50th percentile relative to peers and a maximum performance-based opportunity at the 75th percentile relative to peers. Although the awards will be paid with equity, for peer comparison purposes, we look to total target cash compensation as the relevant benchmark.

•
We adopted a new long-term incentive compensation program in fiscal 2014 (the “FY 2014 Long Term Plan”) with clear and transparent performance metrics. The key features of the FY 2014 Long Term Plan awards, approved by the Compensation Committee in April 2013, are as follows:

◦
RSU Component: 50% of the award value was granted in the form of RSUs, with the shares of common stock subject to such RSUs to be earned through time-based vesting on a quarterly basis over a four-year period.

◦
MSU Component: 50% of the award value was granted in the form of MSUs, with the shares of common stock subject to such MSUs to be earned, if at all, based on our TSRs compared to that of the SPDR S&P Semiconductor Index over a two-year performance period (for half of the MSU award) and a three-year performance period (for the remaining half of the MSU award).

◦	The target number of shares subject to the MSU awards will be earned if our TSR equals that of the Index over the related performance period.

◦
Payouts are scaled such that below-target performance will result in a reduction in the number of shares of common stock earned using a three-to-one ratio, while above-target performance will result in an increase in the number of shares earned using a two-to-one ratio (subject to a cap of 150% of the target number of shares subject to the MSU awards if our TSR is equal to or greater than twice that of the Index).

◦
In the event that our TSR is negative for either one of the two performance periods, the maximum payout for such performance period will be equal to the target number of shares of our common stock available to be earned for that performance period, even if our TSR is greater than that of the SPDR S&P Semiconductor Index over this period.

◦
Competitive Market Percentiles: The FY 2014 Long-Term Plan awards for our CEO and our other executive officers, including the other Named Executive Officers, will result (assuming that the MSU awards pay out at their target level) in total equity compensation at the 50th percentile of the competitive peer group market.

•
The Compensation Committee intends to take necessary and appropriate action to retain executive talent critical to the Company's continuing success during this period of significant of market transition and expansion. Such action may take the form of additional future compensation awards, including in fiscal 2014. See additional discussion under Compensation Philosophy below.

As previously mentioned, the impact of most of the actions described above will not be reflected in the Summary Compensation Table until our 2014 Proxy Statement because they were made after the 2012 Annual Meeting and after our fiscal 2013 compensation actions had already been decided and implemented.

We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers.

Compensation Philosophy
We operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements, and the emergence of new market entrants. To succeed in this environment, we must continually develop and refine new and existing products and services, devise new business models, and demonstrate an ability to quickly identify and capitalize on new business opportunities. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, financial, legal, and other business professionals.
We observe the following core principles in designing our executive compensation policies and making compensation decisions:

▪	Compensation opportunities should directly and substantially link rewards to measurable corporate and individual performance;

▪	Compensation opportunities should provide for significant differentiation in the actual amounts paid for performance that is below, at, and above target levels;

▪	In order to attract, motivate, and retain superior talent, compensation opportunities should be commensurate with the competitive market;

▪	Our executive officers should be appropriately rewarded for strong overall corporate performance, which we believe will, over time, create sustainable long-term stockholder value; and

▪
We should appropriately reward our executive officers for executing on individual performance objectives, which we believe will, over time, improve our overall corporate performance and add stockholder value.

Our current market-expansion strategy calls for product penetration into emerging hyperscale data centers. This will result in the adoption of our computing products, including X-Gene, and our connectivity products into the public cloud and enterprise data center infrastructures. As product adoption occurs, we believe attendant revenue, margin and TSR growth will naturally follow.

A time lag exists between the product completion phase, which we are in as of the current filing date, and the product adoption phase, which will be influenced by external factors including ecosystem development and our OEM customers gaining commercial traction with their end-user data center customers. Retention of our leadership through this Company-critical period is vital to the successful execution of our growth strategy.

The Compensation Committee intends to take necessary and appropriate action to retain executive talent critical to the Company's continuing success during this period of significant market transition and expansion. Such action may take the form of additional future compensation awards, in fiscal 2014 and/or future years. If this becomes necessary, the Committee believes any additional awards should require continuing achievement and service on the part of the executive in order to be fully earned. The Committee will also seek stockholder approval to authorize any additional equity shares to the extent required pursuant to the terms of our 2012 Equity Incentive Plan, Company charter and applicable securities laws and regulations.

Compensation Design
The Compensation Committee sets the total direct compensation opportunities (base salary plus short-term and long-term incentive compensation) for our executive officers to deliver market-median value for achievement of the “target” performance level and above-market-median value for achievement of “above target” performance level. To emphasize individual accountability, the Compensation Committee also considers the importance and expected contributions of each position to our overall performance, as well as the effectiveness of each executive officer in his or her role, in formulating these total direct compensation opportunities.
Our CEO then reviews and approves goals for and in consultation with each executive officer. The actual performance of each executive officer is determined by our CEO and is measured through annual assessments of his or her progress in completing individual goals and an annual performance evaluation, taking into account goal attainment, level of performance in his or her position, and the position's relative impact on our operating results. Our CEO's assessment of an executive officer's level of goal attainment and his or her performance during the just-completed fiscal year forms the basis of our CEO's recommendations to the Compensation Committee with respect to the compensation of the executive officer for the subsequent fiscal year.
In the case of our CEO, performance goals are developed with the Compensation Committee and submitted to our Board of Directors for review and approval. His actual performance, taking into account his goal attainment, is determined by our Board of Directors at its first meeting after the end of the fiscal year.
In addition, the levels of Company performance and individual performance during a given fiscal year influence the number of shares of our common stock that vest under the performance-based RSU and MSU awards granted to our executive officers, including the Named Executive Officers.

Compensation-Setting Process
Role of the Compensation Committee
The Compensation Committee, which is comprised entirely of individuals who qualify as independent directors under the listing standards of the NASDAQ Stock Market, is responsible for overseeing our executive compensation program, as well as determining and approving the ongoing compensation arrangements for our executive officers, including the Named Executive Officers. The Compensation Committee operates pursuant to a written charter, which is available for review in the Investor Relations section of our corporate website, http://www.apm.com, under the heading “Corporate Governance - Committee Charters.”
Typically, the Compensation Committee meets in person on the day preceding each quarterly meeting of our Board of Directors meeting. In addition, the Compensation Committee holds special meetings from time to time as required, typically by telephone conference. During fiscal 2013, the Compensation Committee met four times in person and four times telephonically.
At its meetings, the Compensation Committee also meets in executive session, without any members of management in attendance. In addition to its formal meetings, members of the Compensation Committee confer regularly with members of management on executive compensation matters.
Typically, the Compensation Committee reviews the compensation of our executive officers during the first quarter of each fiscal year and sets changes to compensation levels to be effective on or about the first day of our fiscal year, April 1. In the course of its deliberations, the Compensation Committee reviews our financial and operational performance, and the compensation practices and conditions of the competitive market, taking into consideration internal compensation equity, the recommendations of our CEO (except with respect to his own compensation), and our retention and motivation objectives for each executive officer.
In addition, the Compensation Committee may, in its discretion, review and adjust compensation at other times during the fiscal year, such as in the event of a new hire, a promotion to an executive officer position, a significant increase in an executive officer's responsibilities, a determination that an executive officer's current compensation does not accurately reflect his or her role or contributions, or in connection retaining members of the executive team deemed critical to the success of the Company and its product and market expansion initiatives.
Role of Executive Officers
As described above, our CEO reviews and approves the performance goals of our executive officers (other than his own goals), monitors their progress in completing these goals, and conducts an annual performance evaluation for each executive officer. These assessments form the basis of his recommendations to the Compensation Committee with respect to the compensation of our executive officers. Although the Compensation Committee considers these recommendations in its deliberations, it exercises its own independent judgment in determining the compensation of our executive officers, including the Named Executive Officers.
Upon invitation, our CEO, Chief Financial Officer, Vice President of Human Resources, and General Counsel attend meetings of the Compensation Committee.

Role of Compensation Consultant
Under its charter, the Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, to assist it in carrying out its responsibilities. The Compensation Committee has engaged Compensia to provide executive compensation advisory services to the committee. Compensia serves at the discretion of the Compensation Committee. The Compensation Committee may replace an advisor or hire additional advisors at any time.
Based on the consideration of the various factors as set forth in the rules of the SEC, the Compensation Committee has determined that its relationship with Compensia and the work of Compensia on behalf of the Committee has not raised any conflict of interest.
During fiscal 2013, the Compensation Committee engaged Compensia on matters involving executive compensation. Compensia did not provide any other services to us and received no compensation other than with respect to the services described above.
We also engaged ISS Advisory to access modeling tools and proxy review services.

Competitive Positioning of Executive Compensation
In setting the compensation of our executive officers, the Compensation Committee considers, among other things, the competitive market for executive talent and the compensation practices within that market. In December 2012, the Compensation Committee and Compensia revised and expanded the list of peer group companies used by the Company for these purposes. For fiscal 2014, our Executive Compensation program references the compensation practices of the following companies:
Alpha & Omega Semiconductor, Ltd    Monolithic Power Systems, Inc.
Cavium Networks, Inc.            NeoPhotonics Corporation
Entropic Communications, Inc.        Peregrine Semiconductor Corporation
Exar Corporation                Pericom Semiconductor Corporation
Inphi Corporation                Power Integrations, Inc.
Integrated Silicon Solution, Inc.        Rambus, Inc.
IXYS Corporation            Semtech Corporation
Lattice Semiconductor Corporation        Sigma Designs, Inc.
Micrel, Inc.                Silicon Image, Inc.
Mindspeed Technologies, Inc.        Volterra Semiconductor Corporation
As of December 17, 2012, these companies, each of which self-reports as a semiconductor company, had annual revenues ranging from $86 million to $532 million, with median revenues of $244 million, and market capitalizations ranging from $163 million to $1,879 million, with a median market capitalization of $418 million. Our revenues for fiscal 2013 were approximately $196 million and our market capitalization as of March 31, 2013 was approximately $504 million.
Our one-year TSR for the period ending March 31, 2013 is 6.9%, placing us at the 71st percentile relative to our peer group. Our three-year TSR is -4.9%, placing us at the 39th percentile relative to our peer group.
In addition to data from the peer group, data from the Radford High-Technology Survey (a custom data report of publicly-traded semiconductor companies with annual revenues ranging from $100 million to $500 million) were utilized to assess current cash compensation levels, determine appropriate fiscal year targets for the new cash bonus, and establish target equity award levels for 2014 awards.
Market data are utilized to establish compensation ranges for each executive officer position by our Human Resources Department, typically in consultation with Compensia. For fiscal 2013, Compensia did not provide us with executive compensation consultation. For fiscal 2013, target total compensation levels were well below the 50th percentile of our competitive peer group market due to long-term incentive actions taken during fiscal 2012. Base salary levels in fiscal 2013 were generally targeted between the 50th to 75th percentiles for base salary, in deference to the fact that there were no cash bonus components, and no ongoing equity awards were made in fiscal 2013.
For fiscal 2014, the Compensation Committee generally seeks to set total cash compensation (base salary plus bonus at target) at the 50th percentile of our competitive peer group market (on average). Equity award levels have been established such that 50th percentile awards are earned using a combination of time-based and performance-based vesting programs, with additional upside to the 75th percentile of our peer group in the event the Company's stockholder returns outperform the market (as measured by performance relative to the SPDR S&P Semiconductor Index). However, if the Company performs below target, then both short-term and long-term incentives will be paid below the target levels, yielding as low as zero dollars, and resulting in realized pay that is well below the market median.
This program is designated to ensure that realized compensation for our executive officers will (i) be at or below the market median in the event the Company misses on annual operating goals and/or fails to deliver stockholder value equal to or better than market, and (ii) exceed market median levels only when the Company and individual performance meet or exceed annual operating goals and deliver stockholder value that exceeds market.
Compensation Components in Fiscal 2013
Base Salary
We use base salaries to provide our executive officers, including the Named Executive Officers, with a fixed, consistent amount of cash compensation to compensate them for carrying out the basic responsibilities of their positions. Typically, and in the absence of a cash-based short-term incentive plan, the Compensation Committee sets the base salaries of our executive officers between the 50th and 75th percentiles of the competitive peer group market. The Compensation Committee believes that this positioning is necessary to attract and retain the caliber of individual capable of managing our business in a dynamic industry and driving strong operating results. Although this positioning results in base salaries that are, on average, above the median base salaries paid to the executives holding similar positions at our peer companies, given the absence of an annual cash incentive plan in our executive compensation program, their overall cash compensation falls well below the median overall cash compensation for executive officers in our competitive peer group market.
Within this general approach, the Compensation Committee determines the base salary of each executive officer after taking into consideration the importance of his or her position within the organization, as well as his or her prior performance, expected future contributions, capabilities, expertise, and experience.
The base salaries of the Named Executive Officers for fiscal 2013, which were effective on April 1, 2012, were as follows:

Named Executive Officer	Fiscal 2013 Base Salary	Fiscal 2012 Base Salary	Percentage Increase
Dr. Gopi(1)	$600,000	$516,538	16.2%
Mr. Gargus	$320,000	$320,000	—%
Mr. Caraccio(2)	$290,000	$288,462	0.5%
Mr. Berardi(3)	$265,000	$264,423	0.2%
Mr. Natarajan(4)	$243,769	$234,538	3.9%

(1) Annualized base salary for Dr. Gopi was increased to $600,000 from $500,000 effective January 25, 2012, during fiscal 2012, driving the year-over-year increase.
(2) Annualized base salary for Mr. Caraccio was increased to $290,000 from $250,000 effective April 10, 2011, during fiscal 2012, driving the year-over-year increase.
(3) Annualized base salary for Mr. Berardi was increased to $265,000 from $250,000 effective April 10, 2011, during fiscal 2012, driving the year-over-year increase.
(4) Annualized base salary for Mr. Natarajan was increased to $247,000 from $235,000 effective July 1, 2012, during fiscal 2013, driving the year-over-year increase.
Annual Cash Short-Term Incentive Compensation
We did not propose, and the Compensation Committee did not adopt, an annual cash incentive plan for our executive officers for fiscal 2013. Consistent with our turnaround and market expansion strategy launched three years ago, the

Compensation Committee determined that our executive compensation program should emphasize equity incentive compensation contingent on our performance during fiscal 2012 and 2013. Accordingly, the Compensation Committee did not adopt a short-term cash incentive plan for executive officers for fiscal 2013. The following long-term incentive compensation programs and awards, each adopted in fiscal 2012, were in effect during fiscal 2013:
Long-Term Incentive Compensation
    In view of the long-term incentive compensation awards made during fiscal 2012, none of our executive officers, including the Named Executive Officers, received an annual “refresh” equity award during fiscal 2013. However, as noted above, the Compensation Committee did approve a retention equity award for our Controller and Chief Accounting Officer.
Outstanding Long-Term Incentive Compensation Awards
EBITDA-2 Program. At the beginning of fiscal 2012, the Compensation Committee granted our executive officers, including the Named Executive Officers, performance-based RSUs (“PBRSUs”) pursuant to which they may earn shares of our common stock each year over the awards' three-year performance period based on (i) our annual earnings before income taxes, depreciation and amortization (“EBITDA”) and (ii) their individual performance, as evaluated against one or more pre-established goals and objectives.
As disclosed previously, during fiscal 2012 it became evident that, as a result of dramatic changes to customer order patterns due to macroeconomic conditions, it was unlikely that any of our executive officers would earn any of the shares of common stock subject to these PBRSUs. Subsequently, the Compensation Committee determined that no shares had been earned for fiscal 2012 and 2013 and it expects that no shares will be earned for fiscal 2014. We believe that all of the PBRSUs granted under the EBITDA-2 program will expire unearned when the program concludes in May 2014.
    Performance 3 Program. In order to ensure sufficient focus on relevant fiscal 2012 and fiscal 2013 performance goals, in mid-fiscal 2012 the Compensation Committee authorized a new PBRSU program for our executive officers, including the Named Executive Officers, to focus them on rigorous, relevant and achievable operational drivers for the remainder of fiscal 2012 and through fiscal 2013 and satisfy our retention objectives (the “Performance 3” program).
Goals for the corporate group under the Performance 3 program included new product development, product revenue, gross margin dollars, product design wins, non-product revenue items such as licensing and non-recurring engineering, and special goals for new product time-to-market and time-to-revenue. Overall achievement for the corporate group was 94.7% for the twelve months ended September 30, 2012 and 91.3% for the six months ended March 31, 2013. All executive officers are members of the corporate group.
X-Gene Award. In February 2012, the Compensation Committee granted to our CEO a PBRSU tied to the successful completion and launch of our X-Gene server on a chip product.
Our fiscal 2013 equity burn rate was 1.65% unadjusted, and 3.25% as adjusted by ISS, compared to the fiscal 2012 one-year average burn rates of 10.47% unadjusted and 15.51% adjusted, and the fiscal 2012 three-year average burn rates of 7.15% unadjusted and 10.30% adjusted. As disclosed in our fiscal 2013 annual report on Form 10-K, 40,000 option shares and 1,040,000 RSUs were granted in fiscal 2013. We also reported a stock volatility rate of 0.54, yielding an ISS multiplier of 2.0 such that each full-value share award will count as 2.0 option shares. Our fiscal 2013 annual report on Form 10-K reported 65,258,000 weighted average common shares outstanding.
Welfare and Other Employee Benefits
We provide welfare and health benefits to our executive officers on the same basis as all of our full-time employees. These benefits include health, dental, and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. In addition, we provide the following benefits to our executive officers:

▪	Executive Medical Reimbursement Plan - reimbursement of qualified medical expenses of up to $100,000 per year with a limit of $10,000 per occurrence;

▪
Supplemental Disability Insurance - additional coverage in the event of a disability to supplement their compensation up to the 60% level (without regard to the $10,000 per month cap applicable to other employees);

▪	Business Travel Accident Insurance - eligibility for a benefit of up to $1 million (rather than the $500,000 cap applicable to other employees); and

▪
Retiree Medical Benefits - upon retirement after age 40 and a minimum of four years of service, continued health and dental benefits until age 65 for the executive officer and eligible family members, with after-tax premiums to be paid by the former executive officer.

Non-qualified Deferred Compensation Plan
Our executive officers may defer up to 85% of their base salary and 100% of their cash incentive compensation annually pursuant to our non-qualified deferred compensation plan. We do not contribute to the plan. For a summary of the material terms and conditions of our non-qualified deferred compensation plan, see the “Non-qualified Deferred Compensation in Fiscal 2013" table below.
Perquisites and Other Personal Benefits
We do not view perquisites or other personal benefits as a significant component of our executive compensation program. From time to time, however, our Board of Directors may provide our executive officers with certain personal benefits in amounts that it believes to be reasonable. Currently, we provide our executive officers with an annual comprehensive medical evaluation by a medical provider of their choice. We believe that this benefit is useful in attracting, motivating, and retaining the executive talent for which we compete. We also believe that this benefit assists our executive officers in performing their duties and provides certain time efficiencies for our executive officers.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Employment Agreements
We have entered into employment offer letters with each of the Named Executive Officers. Each of these arrangements provides for “at will” employment and sets forth the initial terms and conditions of employment of each executive officer, including base salary, target annual bonus opportunity, standard employee benefit plan participation, and a recommendation for an initial stock option grant. These offers of employment were each subject to execution of a standard proprietary information and invention assignment agreement and proof of identity and work eligibility in the United States. In addition, most executive officers, including all of the Named Executive Officers, have entered into standard indemnification agreements with the Company.
Each of these executive officers arrangements was approved on our behalf by the Compensation Committee. We believe that these arrangements were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.
In filling our executive positions, the Compensation Committee was aware that, in some situations, it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a unique market niche. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, the Compensation Committee was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.
Post-Employment Compensation
Under the Executive Severance Benefit Plan (the “Severance Plan”), certain of our executive officers are eligible to receive specified payments and benefits upon a qualifying termination of employment, and additional payments and benefits if the qualifying termination of employment occurs within 12 months following a change in control of the Company. The Severance Plan is intended to:

▪	provide fair and consistent treatment to executive officers at the level of Vice President and above who are subject to an involuntary termination of employment without “cause”;

▪	establish a meaningful financial incentive for these executive officers to work diligently through and beyond a proposed transaction that may involve a change in control of the Company; and

▪	enhance the competitiveness of our executive compensation program for purposes of attracting, motivating, and retaining these executive officers.

For a summary of the material terms and conditions of the Severance Plan, see “Potential Payments upon Termination or Change-in-Control Termination” below.
Other Compensation Policies
Granting of Equity Awards
The authority to grant equity awards to any employee resides with our Board of Directors, which has delegated such authority to the Compensation Committee. Generally, the PBRSUs granted to our executive officers vest over a period of at least one year, and the time-based equity awards granted to our executive officers vest over a period of at least three years.
In the case of newly-hired and newly-promoted executive officers, stock options are granted on the second trading day following the date we publicly release our quarterly earnings following the date of hire, promotion, or appointment. In the case of existing executive officers, annual (“refresh”) stock options are granted on the second trading day following the date we publicly release our quarterly earnings for the fourth fiscal quarter of the fiscal year. Stock options are granted with exercise prices that are not less than the fair market value of our common stock, as determined by the closing market price of our common stock on the date of grant.
RSU awards are granted only on February 15th, May 15th, August 15th, and November 15th (or, in the event that such date falls on a non-business day, the first business date following such date) of each fiscal year.
Generally, we do not grant stock options or RSU awards to our executive officers during a “closed window period” (that is, during a period during which the trading of our common stock by our executive officers and directors is not permitted under our Insider Trading Policy). Typically, this period closes on the first day of the last month of each fiscal quarter and remains closed until the second trading day following the date we publicly release our quarterly earnings. However, this period may also be closed at certain other times during the fiscal year as we determine.
Stock Ownership Guidelines
Under our stock ownership policy, our executive officers are required to own a specified amount of our common stock. In the case of our CEO, he is required to hold shares of our common stock having a market value equal to at least twice his annual base salary. In the case of our other executive officers, each individual is required to hold shares of our common stock having a market value at least equal to their annual base salary.
For executive officers who were employed at the time the policy was adopted in 2010, there is a multi-year “phase-in” period for the guidelines, with an executive officer expected to satisfy 25% of his or her ownership target by the end of fiscal 2012, 50% of target by the end of fiscal 2013, 75% of such target by the end of fiscal 2014, and 100% of such target by the end of fiscal 2015. Executive officers who commenced their employment after the policy was adopted have two years to reach 50%, three years to reach 75%, and four years to reach 100% of their respective target ownership levels.
As of March 31, 2013, the stock ownership levels for the Named Executive Officers were as follows:

Named Executive Officer	Target Ownership Percentage	Actual Ownership Level as a Percentage of Base Salary
Dr. Gopi	100%	311%
Mr. Gargus	50%	284%
Mr. Caraccio	50%	286%
Mr. Berardi	50%	54%
Mr. Natarajan	50%	7%(1)

(1) Mr. Natarajan currently is implementing steps intended to enable him to increase his actual ownership level during fiscal 2014.

Compensation Recovery Policy
The Compensation Committee may seek, as appropriate and to the extent permitted by governing law, to recover any cash or equity-based incentive compensation paid to an executive officer in the event that the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a financial restatement.
    We intend to review this policy, and update it as necessary or appropriate, after the SEC adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code (the “Code”) disallows a publicly-traded corporation a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to its chief executive officer and each of its three other most highly-compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.
As the cash compensation paid by to each of our executive officers for fiscal 2012 was less than $1 million and the Compensation Committee has structured the stock options and RSUs granted to our executive officers to satisfy the conditions for qualification as “performance-based compensation,” except for certain RSUs that vest solely on the basis of continued employment and the EBITDA-2 program grants, we believe that Section 162(m) should not affect the tax deductions available to us with respect to the compensation of our executive officers during fiscal 2013.
The Compensation Committee may, from time to time, award compensation to our executive officers that may not be tax deductible. For example, the EBITDA-2 program grants Grants and certain Performance 3 program grants will not qualify for the “performance-based compensation” exemption from Section 162(m) because of the awards' individual performance-based vesting features. We believe that the benefit to the Company from the inclusion of this feature in the EBITDA-2 program grants outweighs the potential benefit of ensuring the tax deductibility of the remuneration realized by our executive officers from these awards.
The Compensation Committee, when reasonably practicable, seeks to qualify the compensation paid to our executive officers for the “performance-based compensation” exemption from the deductibility limit. As such, in approving the amount and form of compensation for our executive officers, the Compensation Committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m). The Compensation Committee may, in its judgment, authorize compensation that does not comply with an exemption from the deductibility limit when it believes that such compensation is appropriate to attract and retain executive talent.
Accounting for Stock-Based Compensation
We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC 718”) for our share-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.
Compensation-Related Risk
Our Board of Directors is responsible for the oversight of our risk profile, including compensation-related risks. Our Board of Directors monitors our compensation policies and practices as applied to our employees to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking, and that the level of risk that they encourage is not reasonably likely to have a material adverse effect on us.
Summary Compensation Table
The following table provides certain information concerning the compensation earned by each of the following individuals (the “Named Executive Officers”): our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer and our three other most highly compensated executive officers as of March 31, 2013.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Option Awards(2) ($)	Stock Awards(2) ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

Paramesh Gopi, Ph.D	2013	600,000	—		—	—		—	14,578	(3)	614,578
President and	2012	516,538	—		—	14,454,200	(8)	—	2,611		14,973,349
Chief Executive officer	2011	509,231	—		565,968	424,000		—	29,981		1,529,180
Robert G. Gargus	2013	320,000	—		—	—		—	5,963	(4)	325,963
Senior Vice President and	2012	320,000	—		—	2,992,800	(8)	—	9,501		3,322,301
Chief Financial Officer	2011	327,308	—		277,324	207,760		—	7,409		819,801
L. William Caraccio	2013	290,000	—		—	—		—	8,205	(5)	298,205
Vice President,	2012	288,462	—		—	2,018,000	(8)	—	8,012		2,314,474
General Counsel	2011	192,308	50,000	(1)	631,392	1,208,900		—	3,953		2,086,553
Hector Berardi	2013	265,000	—		—	—		—	10,924	(6)	275,924
Vice President,	2012	264,423	—		—	1,275,300	(8)	—	13,426		1,553,149
Operations	2011	256,781	—		84,895	63,600		—	10,853		416,129
Shiva Natarajan	2013	243,769	—		—	430,740	(9)	—	6,894	(7)	681,403
Vice President and Corporate Controller

(1)	The amount shown consists of Mr. Caraccio’s sign on bonus payment.

(2)
The amounts shown represent the grant date fair value of awards granted in the applicable fiscal year in accordance with ASC Topic 718-10. With respect to stock options, we use the Black-Scholes pricing model to calculate the grant date fair value. For more information regarding the assumptions used in determining the grant date fair value of awards, see “Stock-Based Compensation” under note 1 to our consolidated financial statements included in our fiscal 2013 annual report on Form 10-K.

(3)	The amount shown consists of 401K matching contribution of $1,000, disability insurance premiums of $940 and executive medical reimbursements of $12,638.

(4)	The amount shown consists of 401K matching contribution of $1,000, disability insurance premiums of $2,001 and executive medical reimbursements of $2,962.

(5)	The amount shown consists of 401K matching contribution of $942, disability insurance premiums of $1,238 and executive medical reimbursements of $6,025.

(6)	The amount shown consists of 401K matching contribution of $1,000, disability insurance premiums of $701 and executive medical reimbursements of $9,223.

(7)	The amount shown consists of 401K matching contribution of $1,000, disability insurance premiums of $427 and executive medical reimbursements of $5,467.

(8)
The amount shown consists of “pay for performance” RSU awards of which the following awards are expected to expire unvested due to non-achievement of performance conditions: Mr. Gopi, $7,721,600; Mr. Gargus, $1,828,800; Mr. Caraccio, $812,800 and Mr. Berardi, $914,400.

(9)	The amounts shown includes “pay for performance" RSU unit awards of $136,500.

Grants of Plan-Based Awards
The following table provides information regarding grants of plan-based awards to the Named Executive Officers during the fiscal year ended March 31, 2013:

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards; Number of Securities Underlying Options (#)	All Other Restricted Stock Awards; Number of Securities Underlying RSUs (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
		Threshold (#)	Maximum (#)
Shiva Natarajan	5/15/2012	—	20,000	(1)	—	—	—	109,200
	5/15/2012	—	5,000	(1)	—	—	—	27,300
	11/15/2012	—	48,000		—	—	—	294,240

(1)	The amounts shown consists of “pay for performance" RSU unit awards.

(2)
The amounts shown represent the full grant date fair value of each stock option and RSU award reported in this column, as calculated under ASC Topic 718-10. We use the Black-Scholes pricing model to calculate stock-based compensation expense under ASC Topic 718-10. For more information regarding the assumptions used in determining compensation expense under ASC Topic 718-10, see “Stock-Based Compensation” under note 1 to our consolidated financial statements included in our fiscal 2013 annual report on Form 10-K.

Outstanding Equity Awards at Fiscal 2013 Year-End
The following table provides information regarding outstanding equity awards held by the Named Executive Officers as of March 31, 2013:

Name	Grant Date	OPTION AWARDS(1)						STOCK AWARDS(1)
								Number of Shares or Units of Stock That Have not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Number of Securities Underlying Unexercised Options — Exercisable (#)	Number of Securities Underlying Unexercised Options — Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Paramesh Gopi, Ph. D.	8/1/2008	650,000	—	—		7.67	8/1/2016	—	—	—		—
	5/4/2009	249,167	10,833	—		7.12	5/4/2017	—	—	—		—
	5/4/2009	—	—	300,000	(2)	7.12	5/4/2017	—	—	—		—
	5/3/2010	85,000	35,000	—		11.86	5/3/2018	—	—	—		—
	5/15/2009	—	—	—		—	—	1,666	12,362	—		—
	5/17/2010	—	—	—		—	—	12,500	92,750	—		—
	5/16/2011	—	—	—		—	—	—	—	760,000	(3)	5,639,200
	11/15/2011	—	—	—		—	—	—	—	114,844	(4)	852,142
	11/15/2011	—	—	—		—	—	—	—	29,388	(4)	218,059
	2/15/2012	—	—	—		—	—	—	—	500,000	(5)	3,710,000
Robert G. Gargus	10/10/2005	58,625	—	—		11.28	10/10/2015	—	—	—		—
	10/10/2005	28,875	—	—		12.41	10/10/2015	—	—	—		—
	4/28/2006	14,687	—	—		14.68	4/28/2016	—	—	—		—
	4/28/2006	29,375	—	—		16.15	4/28/2016	—	—	—		—
	4/28/2006	14,687	—	—		14.68	4/28/2016	—	—	—		—
	5/26/2006	18,750	—	—		14.68	5/26/2016	—	—	—		—
	5/26/2006	18,750	—	—		16.15	5/26/2016	—	—	—		—
	5/3/2007	28,887	—	—		12.16	5/3/2015	—	—	—		—
	5/3/2007	28,887	—	—		12.16	5/3/2015	—	—	—		—
	5/3/2010	41,650	17,150	—		11.86	5/3/2018	—	—	—		—
	5/15/2009	—	—	—		—	—	2,500	18,550	—		—
	5/17/2010	—	—	—		—	—	6,125	45,448	—		—
	5/16/2011	—	—	—		—	—	—	—	180,000	(3)	1,335,600
	11/15/2011	—	—	—		—	—	—	—	27,200	(4)	201,824
	11/15/2011	—	—	—		—	—	—	—	6,960	(4)	51,643
	2/15/2012	—	—	—		—	—	—	—	18,133	(4)	134,547
	2/15/2012	—	—	—		—	—	—	—	4,640	(4)	34,429
L. William Caraccio	8/2/2010	82,500	37,500	—		12.25	8/2/2018	—	—	—		—
	8/16/2010	—	—	—		—	—	21,375	158,603	—		—
	5/16/2011	—	—	—		—	—	—	—	80,000	(3)	593,600
	11/15/2011	—	—	—		—	—	—	—	3,093	(4)	22,950
	11/15/2011	—	—	—		—	—	—	—	12,089	(4)	89,700
	2/15/2012	—	—	—		—	—	—	—	9,280	(4)	68,858
	2/15/2012	—	—	—		—	—	—	—	36,267	(4)	269,101

Name	Grant Date	OPTION AWARDS(1)					STOCK AWARDS(1)
							Number of Shares or Units of Stock That Have not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Number of Securities Underlying Unexercised Options — Exercisable (#)	Number of Securities Underlying Unexercised Options — Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Hector Berardi	8/1/2008	41,927	—	—	7.67	8/1/2016	—	—	—		—
	5/3/2010	12,750	5,250	—	11.86	5/3/2018	—	—	—		—
	5/17/2010	—	—	—	—	—	1,875	13,913	—		—
	5/16/2011	—	—	—	—	—	—	—	90,000	(3)	667,800
	11/15/2011	—	—	—	—	—	—	—	13,600	(4)	100,912
	11/15/2011	—	—	—	—	—	—	—	3,480	(4)	25,822
Shiva Natarajan	2/1/2007	20,000	—	—	13.36	2/1/2017	—	—	—		—
	10/29/2007	8,170	—	—	12.84	10/29/2015	—	—	—		—
	10/29/2007	24,225	—	—	12.84	10/29/2015	—	—	—		—
	1/25/2008	18,437	—	—	8.08	1/25/2016	—	—	—		—
	5/3/2010	11,050	4,550	—	11.86	5/3/2018	—	—	—		—
	5/17/2010	—	—	—	—	—	1,625	12,058	—		—
	5/16/2011	—	—	—	—	—	—	—	60,000	(3)	445,200
	11/15/2011	—	—	—	—	—	—	—	2,320	(4)	17,214
	11/15/2011	—	—	—	—	—	—	—	9,067	(4)	67,277
	5/15/2012	—	—	—	—	—	—	—	20,000	(4)	148,400
	5/15/2012	—	—	—	—	—	—	—	5,000	(4)	37,100
	11/15/2012	—	—	—	—	—	45,000	333,900	—		—

(1)
Unless otherwise indicated, the stock options vest in equal monthly installments over four years following the date of grant. RSUs vest in equal quarterly installments over four years following the date of grant.

(2)
Represents a stock option granted under the 1992 Plan with an eight year term. Vesting is subject to the Extraordinary Accomplishment vesting matrix, as described in the proxy Statement for fiscal 2010.

(3)
Represents a three-year performance-based RSU grant. Vesting for these Grants is subject to (i) the Company’s performance as measured by earnings before interest, taxes, depreciation and amortization and (ii) individual performance as measured by the accomplishment of goals and objectives.

(4)
Represents an eighteen month performance-based retention RSU grant. Vesting for these Grants is subject to (i) individual business unit performance and (ii) individual performance, as measured by the accomplishment of goals and objectives.

(5)
Represents a performance-based retention RSU grant. Vesting for these Grants is subject to the satisfaction of the Company’s performance milestones relating to the Veloce merger. For more information regarding the Veloce merger, see “Veloce” under note 4 to our consolidated financial statements included in our fiscal 2013 annual report on Form 10-K.

Option Exercises and Stock Vested in Fiscal 2013
The following table provides information regarding shares of our Common Stock acquired by the Named Executive Officers pursuant to exercises of stock options or the vesting of RSU awards during the fiscal year ended March 31, 2013:

	Option Awards		RSU Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Paramesh Gopi, Ph.D.	—	—	249,732	1,534,650
Robert G. Gargus	—	—	106,900	658,687
L. William Caraccio	—	—	112,385	692,160
Hector Berardi	—	—	30,627	186,932
Shiva Natarajan	—	—	22,700	146,707

(1)	The value realized on vesting is calculated by multiplying the market price of our Common Stock at vesting by the number of shares acquired upon vesting.
Realized Compensation
The following table provides, for the fiscal year ended March 31, 2013, information with respect to total realized compensation, the basis on which executive compensation was designed for fiscal 2013. For the group, realized executive total compensation for fiscal 2013 represented approximately the 56th percentile versus our peers at grant value, versus the Company's TSR performance of 71st percentile for the same period.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Acquired on Vesting ($)	All Other Compensation ($)	Total ($)
Paramesh Gopi, Ph.D	2013	600,000	—	1,534,650	14,578	2,149,228
Robert G. Gargus	2013	320,000	—	658,687	5,963	984,650
L. William Caraccio	2013	290,000	—	692,160	8,205	990,365
Hector Berardi	2013	265,000	—	186,932	10,924	462,856
Shiva Natarajan	2013	243,769	—	146,707	6,894	397,361
Non-qualified Deferred Compensation in Fiscal 2013
The following table provides, for the fiscal year ended March 31, 2013, information with respect to our non-qualified deferred compensation plan as it relates to the Named Executive Officers:

Name	Executive Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Balance at Last FYE ($)
Paramesh Gopi, Ph. D.	—	33,639	274,663	(3)
Robert G. Gargus	—	12,781	138,800	(4)
L. William Caraccio	—	—	—	(5)
Hector Berardi	—	—	—	(5)
Shiva Natarajan	8,863	3,303	28,126

(1)	Amounts shown are reported in their entirety in the Summary Compensation Table.

(2)	Amounts shown are not reported in the Summary Compensation Table as they do not consist of above-market or preferential earnings.

(3)	$139,512 of this amount was reported in the Summary Compensation Table for previous years.

(4)	$139,166 of this amount was reported in the Summary Compensation Table for previous years.

(5)	Messrs. Caraccio and Berardi did not defer compensation under this plan in fiscal year 2013 and do not have an outstanding balance under the plan.
We permit select employees to defer up to 85% of their base salary and up to 100% of cash incentive compensation (if any) otherwise payable each year under a non-qualified deferred compensation plan. We do not currently offer any cash incentive compensation to our employees. We do not match or otherwise augment the deferral amounts, which are carried as a liability on our financial statements. Each participant has a bookkeeping account in the plan. The deferred amount plus earnings is the benefit to which an employee is entitled upon termination of employment by reason of death, disability, change in control, retirement or other termination. Employees may also receive a distribution upon a showing of financial hardship. However, there were no withdrawals or distributions during the fiscal year ended March 31, 2013. Payments to key employees may not be made sooner than six months after termination except on account of death or disability. Contributions to the non-qualified deferred compensation plan are frozen, effective July 14, 2009 due to low levels of participation. The plan was scheduled to reactivate not sooner than January 1, 2011 and was, in fact, reactivated on January 1, 2011.
Potential Payments Upon Termination or Change-in-Control Termination
On September 19, 2007, the Committee adopted the Executive Severance Benefit Plan (the “Severance Plan”). The Severance Plan provides for the payment of severance benefits to certain eligible executives in the event they are subject to an involuntary termination without cause (a “covered termination”) and additional benefits if such covered terminations occur within one month prior to or eleven months following a change in control of the Company (a “change-in-control termination”). The Severance Plan provides the following benefits to participants:

•	cash severance benefits;

•	health severance benefits;

•	option vesting acceleration benefits;

•	an option exercise period extension; and

•	RSU vesting acceleration benefit.
Cash Severance Benefits
In the case of a covered termination that does not qualify as a change-in-control termination, the Chief Executive Officer will receive a lump sum payment equal to 18 months of base salary, the Chief Financial Officer and General Counsel will each receive a lump sum payment equal to 12 months of base salary, and other eligible executives will receive a lump sum payment equal to two months per completed year of service, up to a maximum of six months of base salary. In the case of a change-in-control termination, the Chief Executive Officer will receive a lump sum payment equal to 24 months of base salary, the Chief Financial Officer and General Counsel will each receive a lump sum payment equal to 18 months of base salary, and other eligible executives will receive a lump sum payment equal to 12 months of base salary. The Company does not provide its eligible executives with a cash bonus plan.
Health Severance Benefits
Eligible executives will continue to receive medical, dental and vision plan coverage for a period of months following covered terminations. In the case of a covered termination that does not qualify as a change-in-control termination, executives will receive continued health severance benefits for the following periods: for the Chief Executive Officer, 18 months; for the Chief Financial Officer and General Counsel, 12 months; and for other eligible executives, two months per completed year of service, up to a maximum of six months. In the case of a change-in-control termination, executives will receive continued health severance benefits for the following periods: for the Chief Executive Officer, 24 months; for the Chief Financial Officer and General Counsel, 12 months; and for other eligible executives, six months.
Option Vesting Acceleration Benefits
In the case of a covered termination that is not a change-in-control termination, the next 24 monthly time-based vesting installments of the Chief Executive Officer’s options will vest and the next 12 monthly time-based vesting installments of the Chief Financial Officer’s and General Counsel’s options will vest. In the case of a change-in-control termination, the remainder of all vesting installments, whether time-based or performance-based, of all eligible executives’ options will vest.

Option Exercise Period Extension
In the case of a covered termination that is not a change-in-control termination or in the case of a change-in-control termination, the Chief Executive Officer will have 24 months to exercise his vested stock options and the Chief Financial Officer and General Counsel will each have 15 months to exercise his vested stock options. In the case of a change-in-control termination, other eligible executives will have 12 months to exercise their vested stock options.
RSU Vesting Acceleration Benefit
In the case of a covered termination that is not a change-in-control termination, the Chief Executive Officer will vest the next eight quarterly time-based vesting installments of his RSUs and the Chief Financial Officer and General Counsel will each vest the next four quarterly time-based vesting installments of their RSUs. In the case of a change-in-control termination, all eligible executives will vest the remainder of all vesting installments of their RSUs, whether time-based or performance-based.
Severance and Change-In-Control Benefits Table
The following tables summarize the potential severance and change-in-control payments payable to the Named Executive Officers assuming their employment was terminated under the circumstances described above as of March 31, 2013:
Severance Benefits not in Connection with a Change-in-Control Termination

Executive	Base Salary Component(1)	Bonus Component	Value of Employee Benefits(2)	Value of Accelerated Vesting(3)	Total Potential Value
Paramesh Gopi, Ph.D.	$900,000	$—	$33,903	$108,362	$1,042,265
Robert G. Gargus	320,000	—	22,602	54,908	397,510
L. William Caraccio	290,000	—	21,935	79,297	391,232
Hector Berardi	132,500	—	11,301	—	143,801
Shiva Natarajan	123,500	—	10,060	—	133,560
Severance Benefits in Connection with Change-in-Control Termination

Executive	Base Salary Component(1)	Bonus Component	Value of Employee Benefits(2)	Value of Accelerated Vesting(3)	Total Potential Value
Paramesh Gopi, Ph. D	$1,200,000	$—	$45,204	$10,804,262	$12,049,466
Robert G. Gargus	480,000	—	22,602	1,822,040	2,324,642
L. William Caraccio	435,000	—	21,935	1,202,811	1,659,746
Hector Berardi	265,000	—	11,301	808,446	1,084,747
Shiva Natarajan	247,000	—	10,060	1,061,149	1,318,209

(1)	The amount shown is based on salary effective March 31, 2013.

(2)	The amount shown is based on COBRA Premium rates at most recent plan elections and family coverage categories.

(3)
Stock options were valued based on the “spread” between $7.42, the closing price of our Common Stock on Nasdaq on March 31, 2013 and the exercise price of such options. RSU awards were valued at $7.42, the closing price of our Common Stock on Nasdaq on March 31, 2013.

Director Compensation
The following table provides information concerning the compensation earned by our non-employee directors for the fiscal year ended March 31, 2013:

Name	Fees Earned or Paid in Cash ($)		Option Awards(1) ($)	Stock Awards(1) ($)	Total ($)
Cesar Cesaratto(2)	81,500		21,631	43,680	146,811
H.K. Desai(3)	56,000		15,451	43,680	115,131
Paul R. Gray, Ph.D.(4)	57,500		15,451	43,680	116,631
Fred Shlapak(5)	55,000		15,451	43,680	114,131
Robert F. Sproull, Ph.D.(6)	39,500		15,451	43,680	98,631
Arthur B. Stabenow(7)	70,500	(8)	15,451	43,680	129,631

(1)
The amounts shown represent the grant date fair value of stock option and RSU awards granted in fiscal 2013 in accordance with ASC Topic 718-10. We use the Black-Scholes pricing model to calculate the grant date fair value of stock options under ASC Topic 718-10. For more information regarding the assumptions used in determining grant date fair values under ASC Topic 718-10, see “Stock-Based Compensation” under note 1 to our consolidated financial statements included in our fiscal 2013 annual report on Form 10-K.

(2)	As of March 31, 2013, Mr. Cesaratto had outstanding options to purchase 113,750 shares of Common Stock and 8,000 unvested RSU awards.

(3)	As of March 31, 2013, Mr. Desai had outstanding options to purchase 6,250 shares of Common Stock and 10,604 unvested RSU awards.

(4)	As of March 31, 2013, Dr. Gray had outstanding options to purchase 18,750 shares of Common Stock and 8,000 unvested RSU awards.

(5)	As of March 31, 2013, Mr. Shlapak had outstanding options to purchase 62,500 shares of Common Stock and 8,000 unvested RSU awards.

(6)	As of March 31, 2013, Dr. Sproull had outstanding options to purchase 6,250 shares of Common Stock and 11,646 unvested RSU awards.

(7)	As of March 31, 2013, Mr. Stabenow had outstanding options to purchase 93,750 shares of Common Stock and 8,000 unvested RSU awards.

(8)
This amount includes $7,000 Director Fee for additional board service in connection with the Company’s former variable interest entity, Veloce, which was acquired by us as of June 20, 2012. For more information relating to the acquisition of Veloce, see “Veloce” under note 4 to our consolidated financial statements included in our fiscal 2013 annual report on Form 10-K.

The following table sets forth the full grant date fair value of each stock option award and RSU award granted during the last fiscal year, as calculated under ASC Topic 718-10:

Name	Grant Date of Option Award	Number of Shares Underlying Option Award (#)	Grant Date Fair Value of Option Award ($)	Number of Underlying Restricted Stock Unit Award (#)	Grant Date Fair Value of Restricted Stock Unit Award ($)
Cesar Cesaratto	4/30/2012	6,250	15,451	—	—
	4/30/2012	2,500	6,180	—	—
	5/15/2012	—	—	8,000	43,680

H.K. Desai	4/30/2012	6,250	15,451	—	—
	5/15/2012	—	—	8,000	43,680

Paul R. Gray, Ph.D.	4/30/2012	6,250	15,451	—	—
	5/15/2012	—	—	8,000	43,680

Fred Shlapak	4/30/2012	6,250	15,451	—	—
	5/15/2012	—	—	8,000	43,680

Robert F. Sproull, Ph.D.	4/30/2012	6,250	15,451	—	—
	5/15/2012	—	—	8,000	43,680

Arthur B. Stabenow	4/30/2012	6,250	15,451	—	—
	5/15/2012	—	—	8,000	43,680
Director Compensation Policies and Processes
Compensation for our non-employee directors is reviewed yearly by our Governance and Nominating Committee, which presents market data and recommendations to the full Board of Directors for approval. In August 2011, the Governance and Nominating Committee reviewed updated compensation material from National Association of Corporate Directors plus performance peer company proxy disclosures on director compensation prepared by our Human Resources department with support from Compensia. Certain changes were made to cash and equity compensation as noted below.
Stock ownership guidelines for non-employee directors require that by April 1, 2011 (or, for any director first elected to the Board of Directors after April 1, 2008, by the third anniversary of such director’s initial election to the Board), each non-employee director own not less than 6,000 shares of our Common Stock. All directors are in compliance with the ownership guidelines as of the proxy statement filing date.
The following is a summary of our current non-employee director compensation:
Board of Directors annual retainer: $12,000
Chairman of the Board annual retainer: $24,000
Audit Committee Chair annual retainer: $16,000
Compensation Committee and Governance & Nominating Committee Chair annual retainer: $12,000
Committee Member annual retainer: $8,000
Board members are eligible to receive (i) the Board of Directors annual retainer and (ii) Committee member annual retainer or Committee Chair annual retainer, and, if applicable, (iii) the Chairman of the Board annual retainer.
Meeting fees: $2,000 per Board of Directors meeting attended and $1,000 per telephonic Board of Directors meeting attended, $1,000 per Committee meeting attended and $500 per telephonic Committee meeting attended.
Additional fees: We have also authorized payment of (i) $2,000 per meeting attended, plus reasonable travel expenses, and $1,000 per telephonic meeting attended for Mr. Stabenow relative to his duties as a member of the Board of Directors of

Veloce and, subsequent to the closing of the Veloce acquisition, the Veloce Steering Committee; (ii) a fee of $1,000 per meeting attended by the chairman of our Compensation Committee with our independent compensation consultant.
Expenses: Reasonable travel-related expenses are reimbursed for attendance at Board and Committee meetings.
Stock Options and Restricted Stock Units: Effective May 15, 2012, each person who becomes a non-employee director is granted RSUs covering 12,500 shares (up from 6,250 shares) on the first regularly scheduled RSU grant date after the person first becomes a non-employee director, unless our trading window is closed under our insider trading policy, in which case such award of RSUs is granted on the first regularly scheduled RSU grant date on which our trading window is open following the date the individual first becomes a non-employee director. RSUs granted upon initial election to the Board vest in 12 equal quarterly installments following the date the director is first elected so that the RSU is fully vested in three years.
On the second day following our release of earnings for each fiscal year, each non-employee director is granted an option to purchase 6,250 shares of Common Stock if, on such date, he or she has served on our Board for at least six months. The Chairman of the Board is granted an additional option to purchase 2,500 shares of Common Stock on such date. The exercise price of each stock option granted is equal to the fair market value of Common Stock on the date of grant. Effective May 15, 2012, each continuing non-employee director receives RSUs covering 8,000 shares (up from 4,000 shares) on the first regularly scheduled RSU grant date following the release of earnings for the fiscal year. Options granted to our continuing non-employee directors vest in 12 equal monthly installments following the date of grant. RSUs granted to our continuing non-employee directors vest in their entirety one year following the date of grant.
In the event of a dissolution or liquidation, a sale of all or substantially all of our assets, a merger or consolidation in which we are not the surviving corporation, or any other capital reorganization in which more than 50% of our shares entitled to vote are exchanged, the options will fully vest and either:

•
the director will be given a reasonable time within which to exercise the option, including as to any otherwise unvested shares, prior to the effectiveness of such event after which the option will terminate, or

•	the director will be given the right to exercise the option, including as to any otherwise unvested shares, for an equivalent number of shares of stock of the acquiring or surviving corporation.
Our Board of Directors or a committee thereof determined eligibility, vesting schedules and exercise prices for options granted under these plans. Such options expire not more than ten years from the date of grant and are either exercisable immediately after the date of grant and subject to certain repurchase rights by us until such ownership rights have vested, or are exercisable upon vesting. Vesting generally occurs over four years, subject in certain cases to acceleration upon the occurrence of specified events. Options are granted at prices at least equal to the fair market value of our Common Stock on the date of grant.
Our Board of Directors or a committee thereof determined eligibility and vesting schedules for restricted stock units granted under the 2011 Plan. Each such restricted stock unit represents an unfunded right to receive one share of our Common Stock on a fixed settlement date, which is the date on which the restricted stock unit vests. A participant is not required to pay any monetary consideration to receive shares of our Common Stock upon settlement of his or her restricted stock units. Vesting generally occurs over two to four years, subject in certain cases to acceleration upon the occurrence of specified events.
None of these plans was required to be approved by our stockholders at the time the plan was implemented and these plans were therefore never submitted to stockholders for approval.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Review, Approval or Ratification of Related-Person Transactions
The Charter of our Audit Committee requires that members of the Audit Committee, all of whom are independent directors, review and approve every related-person transaction that must be disclosed by us pursuant to Item 404(a) of Regulation S-K of the SEC. A related-person transaction includes any transaction, arrangement or relationship involving an amount that exceeds $120,000 in which we are a participant and in which any of the following persons has or will have a direct or indirect material interest: any of our executive officers, directors, nominees for director, or more than 5% stockholders, including any of their immediate family members as defined in Item 404(a) of Regulation S-K of the SEC.
In addition, our Audit Committee is responsible for reviewing our management’s efforts to monitor compliance with our Code of Business Conduct and Ethics. Under our Code of Business Conduct and Ethics, our employees, officers and directors are expected to avoid influences that conflict with our best interests or that might deprive us of their undivided loyalty in business dealings, such as related-person transactions, unless specifically authorized as described in the Code of Business

Conduct and Ethics. Our Code of Business Conduct and Ethics can be found in the Investor Relations section of our corporate website, http://www.apm.com, under Corporate Governance — Governance Documents.
Related-Person Transactions
We have entered into indemnification agreements with our officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

CERTAIN MATTERS RELATING TO PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are AppliedMicro stockholders will be “householding” our proxy materials, including the Notice. A single Notice and, if applicable, a single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice and, if applicable, other proxy materials, please notify your broker, or if you are holding a physical stock certificate, direct your written or oral request to Computershare Trust Company, 250 Royall Street, Canton, MA 02021, telephone number (312) 588-4143. You may also direct a written or oral request for the separate Notice and, if applicable, other proxy materials to: Investor Relations, Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, CA 94089, telephone number (408) 542-8600. Upon receipt of a written or oral request as set forth above, we will promptly deliver to you a separate Notice and if applicable, other proxy materials. Stockholders who currently receive multiple copies of the Notice and, if applicable, other proxy materials at their address and would like to request “householding” of their communications should contact their broker or Computershare Investor Services.

AVAILABLE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference facilities. You also can find our SEC filings at the SEC’s website at http://www.sec.gov.
The SEC allows us to incorporate by reference, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference our annual report on Form 10-K for the fiscal year ended March 31, 2013, which contains important information about us and our business, financial condition and results of operations.
Documents specifically incorporated into this document by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this document.
A copy of our annual report on Form 10-K for the fiscal year ended March 31, 2013 is available without charge upon written request to: Investor Relations, Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, CA 94089 or is available on line at http://www.apm.com.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

L. William Caraccio
Secretary
July 17, 2013

AppliedMicro

215 MOFFETT PARK DRIVE
SUNNYVALE, CA 94089

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Applied Micro Circuits Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Applied Micro Circuits Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M61548-P42086 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

APPLIED MICRO CIRCUITS CORPORATION

	For	Against	Abstain
1. To elect as Directors of Applied Micro Circuits Corporation the nominees listed below.			
1a. Cesar Cesaratto	☐	☐	☐
1b. H.K. Desai	☐	☐	☐
1c. Paramesh Gopi, Ph.D.	☐	☐	☐
1d. Paul R. Gray, Ph.D.	☐	☐	☐
1e. Fred Shlapak	☐	☐	☐
1f. Robert F. Sproull, Ph.D.	☐	☐	☐
1g. Duston Williams	☐	☐	☐

	For	Against	Abstain
2. To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2014.	☐	☐	☐

	For	Against	Abstain
3. To approve by advisory vote the executive compensation described in the Proxy Statement.	☐	☐	☐

Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on August 27, 2013:
The Notice and Proxy Statement/10-K Combo and Annual Report are available at www.proxyvote.com.

M61549-P42086

APPLIED MICRO CIRCUITS CORPORATION
PROXY CARD

This proxy is solicited on behalf of the Board of Directors. The Annual Meeting of Stockholders of Applied Micro Circuits Corporation, a Delaware corporation (the "Company"), will be held at the Company's corporate headquarters located at 215 Moffett Park Drive, Sunnyvale, California 94089 on Tuesday, August 27, 2013, at 10:00 a.m., local time, for the purposes stated on the reverse side (the "Annual Meeting"). The undersigned hereby appoints Paramesh Gopi and Shiva Natarajan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on the reverse side all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. **IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2 AND FOR PROPOSAL 3**. IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN THE BEST JUDGMENT OF THE PROXIES.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE